EXHIBIT 10.137

 [*] Indicates that the confidential portion has been omitted from this filed exhibit and filed separately with the Securities and Exchange Commission

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT FOR

THE LUNA ENERGY FACILITY

BY AND AMONG

PHELPS DODGE ENERGY SERVICES, LLC

PNMR DEVELOPMENT AND MANAGEMENT CORPORATION,

TUCSON ELECTRIC POWER COMPANY,

AND

FLUOR ENTERPRISES, INC.

DATED AS OF FEBRUARY 24, 2005

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

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18.15	Liability of Owner Parties.	55

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LIST OF EXHIBITS

A.        Scope of Work

B.         Work Progress Schedule

C.        Rate Schedule

D.        Form of Change Order

E.         (1) Form of Partial Lien Waivers and Release,

            (2) Form of Final Lien Waiver and Release

F.         (1) Form of Substantial Completion Certificate

            (2) Form of Final Completion Certificate

G.        Target Performance Criteria

H.        List of Major Subcontracts and Subcontractors

I.          Permits

J.          Owner's Drug and Alcohol Policy

K.        Procedure for Assessment of Existing Work

L.         Owner-Furnished Property

M.        Plant Site and Site Descriptions

N.        Target Cash Flow Budget

O.        Form of Performance Security

P.         Form of Monthly Progress Report

Q.        Key Personnel

R.         Target Price Summary

ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT

THIS ENGINEERING, PROCUREMENT AND CONSTRUCTION AGREEMENT (this "Agreement") effective the 24th day of February 2005 ("Effective Date"), is by and among FLUOR ENTERPRISES, INC. a California corporation (hereinafter referred to as the "Contractor") and PHELPS DODGE ENERGY SERVICES, LLC, a Delaware limited liability company, PNMR DEVELOPMENT AND MANAGEMENT CORPORATION, a New Mexico corporation, and TUCSON ELECTRIC POWER COMPANY, an Arizona corporation (hereinafter collectively referred to as "Owner").  Contractor and Owner may be referred to collectively as the "Parties" or individually as a "Party".

RECITALS

WHEREAS, Contractor has represented to Owner that it is specifically qualified to perform engineering, procurement, construction, testing, start-up and commissioning services of the nature contemplated by this Agreement; and

WHEREAS, Owner desires to engage Contractor to perform engineering, procurement,  construction, testing, start-up, and commissioning services related to the partially-constructed Luna Energy Facility, a nominal 570 MW gas-fired combined cycle power plant to be completed in Deming, New Mexico, and Contractor desires to perform such services for Owner;

NOW THEREFORE, in consideration of the mutual terms, covenants and conditions set forth in this Agreement, Contractor and Owner agree as follows:

ARTICLE 1

DEFINITIONS

In addition to other defined terms contained in this Agreement, the following terms shall have the meaning specified below in this Article.

1.1              "Affiliate".   of a Party means any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such Party.  For the purposes of this definition, control means the power to direct the management or policies directly or indirectly whether through the ownership of voting securities or otherwise.

1.2              "Applicable Codes and Standards".   shall mean the codes, standards or requirements set forth in Exhibit A applicable to the Work.

1.3              "Applicable Law".   shall mean any law, including but not limited to Environmental Laws, statute, code, order, decree, injunction, license, permit, consent, approval, agreement or regulation of any federal, state, tribal or local government, department, court, office, agency, board or commission having jurisdiction over a Party or any portion of the Work

1.4              "Business Day".   means a day other than Saturday, Sunday, or a day on which banks are authorized to close in New Mexico, Texas or Arizona.

1.5              "Change Order".   means a written instrument, in substantially the form attached hereto as Exhibit D, signed by Owner and Contractor in accordance with Article 5.

1.6              "Contamination".   means any Hazardous Material present at the Site or which has been brought to the Site by a party other than Contractor or its Subcontractors.

1.7              "Contract Completion Date".   means May 1, 2006, as may be adjusted pursuant to the Agreement.

1.8              "Contract Documents".   means this Agreement plus all attachments, exhibits, specifications, schedules, and drawings and any Change Orders or amendments thereto.

1.9              "Contract Sum".   is the sum through the applicable True-Up Date of the actual amounts for (a) Reimbursable Costs paid by Owner that are chargeable against the Target Price plus (b) other amounts incurred or paid by Owner in accordance with this Agreement that are chargeable against the Target Price.

1.10          "Contractor's Project Director" or "Project Director".   shall be the person identified in Article 7.2.

1.11          "D/FD Engineering Services".   shall have the meaning set forth in Article 6.2.

1.12          "Disclosing Party".   shall mean the Party disclosing information in Article 16.2.

1.13          "Engineering Services".   shall have the meaning set forth in Article 6.2.

1.14          "Environmental Laws".   mean all federal, state and local laws, rules, regulations and ordinances governing, regulating or relating to public health, pollution, or the protection of the environment, including, but not limited to, the laws and regulations promulgated pursuant to:  the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., as amended, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq., as amended, the Federal Water Pollution Control Act, 33 U.S.C. § 1251, et seq., as amended, the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., as amended, the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., as amended, the Safe Drinking Water Act, 42 U.S.C. § 300f et seq., as amended, the National Environmental Policy Act, 42 U.S.C. § 4321 et seq., as amended, and the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., as amended, the New Mexico Water Quality Act, §74-6-1 et seq., as amended, the New Mexico Air Quality Act, § 74-2-1 et seq., as amended, the New Mexico Hazardous Waste Act, §74-4-1, et seq., as amended, the New Mexico Solid Waste Act, §74-9-1, et seq., as amended, the New Mexico Ground Water Protection Act, § 74-6B-1, et seq., as amended, and the New Mexico Hazardous Chemicals Information Act, §74-4D-1, et seq., as amended, together with all applicable similar and related federal, state and local laws, rules, regulations and ordinances, as may be amended from time to time.

1.15          "Existing Work".   shall mean those portions of the Facility constructed and existing as of the Effective Date together with Owner-Furnished Property.

1.16          "Facility".   means the combined cycle power plant known as Luna Energy Facility, in Deming, New Mexico, including without limitation all equipment, materials, fuel and water supply systems, discharge equipment and all other ancillary equipment located at the Site.

1.17          "Facility CPM Schedule".   shall have the meaning set forth in Article 3.2.2.

1.18          "Fee".   shall have the meaning set forth in Article 4.3.

1.19          "Final Completion".   shall have the meaning set forth in Article 10.5.1.

1.20          "Fully Dispatchable Facility".   shall mean a reliable power generation facility capable of starting and operating in accordance with manufacturers' recommendations, Applicable Law and generally accepted operating practices without excessive trips or significant periods of downtime and as further described in Exhibit A.

1.21          "Good Engineering and Construction Practices" or "GECP".   shall mean that degree of skill and judgment and the utilization of practices, methods, and techniques and standards that (a) are generally expected of skilled and experienced engineering and construction firms in the electric power industry in the United States of America and commonly used by such firms to design, engineer, construct, commission, and test power and related facilities similar to the Facility and (b) conform in all material respects to the recommendations and guidelines of the suppliers and manufacturers of the equipment comprising the Facility, taking into account such equipment's size, service and type, so that such equipment may be operated in compliance with any applicable warranty, in compliance with Applicable Laws, and in a manner that consistent with preserving the reliability and availability of the Facility under the operating conditions reasonably expected at the Site.

1.22          "Hazardous Materials".   mean any hazardous, toxic, or polluting substance, material or waste as defined or regulated under any Applicable Law and other substances, materials or wastes that, even if not so defined or regulated, reasonably could be anticipated to pose a hazard to human health and safety or to the environment.

1.23          "Key Personnel".   shall mean those Contractor positions identified in Article 2.21.

1.24          "Major Subcontracts".   means all of the contracts between Contractor and Major Subcontractors.

1.25          "Major Subcontractors".   means those Subcontracts set forth in Exhibit H and any other Subcontractor with a scope of work, whether through one contract or several contracts, having consideration due to such Subcontractor equal to or greater than $1,000,000.

1.26          "Mechanical Completion".   shall have the meaning set forth in Article 10.1.

1.27          "Notice to Proceed".   means that notice issued by Owner in accordance with Article 3.1.

1.28          "Owner Event of Default".   shall have the meaning set forth in Article 11.7.

1.29          "Owner-Furnished Property".   means that certain property, real and personal, owned, leased or otherwise controlled by the Owner associated with the Existing Work and the Facility and furnished to Contractor pursuant to Article 2.24.2, including, but not limited to, those items described in Exhibit L, which are intended to be all of the materials and equipment necessary for the Facility except as identified in Attachment 1 to Exhibit L.

1.30          "Owner", "Owner Party" or "Owner Parties".   means , PNMR Development and Management Corporation, Tucson Electric Power Company and Phelps Dodge Energy Services, LLC, individually or collectively, as the context requires, including their respective successors and permitted assigns.

1.31          "Owner's Project Manager".   means the person identified pursuant to Article 7.1.

1.32          "Overrun".   shall have the meaning set forth in Article 4.4.2.

1.33          "Performance Security".   means a guaranty from Fluor Corporation in the form set forth in Exhibit O and provided by Contractor to Owner pursuant to Article 4.12.

1.34          "Performance Tests".   means those tests performed in accordance with Exhibit A.

1.35          "Plant Site".   means the location where the generating station is situated as more particularly described on Exhibit M.

1.36          "Punch List".   means a listing of all incomplete or deficient Work, identified by Owner or identified by Contractor as Punch List items.

1.37          "Rate Schedule".   means the schedule set forth in Exhibit C.

1.38          "Receiving Party".   shall have the meaning set forth in Article 16.2.

1.39          "Reimbursable Cost" or "Reimbursable Costs".   shall have the meaning set forth in Article 4.2.

1.40          "Services".   shall mean the engineering, procurement, construction, testing, start-up and commissioning services to be performed by Contractor in accordance with the Contract Documents, all as more particularly described in Exhibit A.

1.41          "Site".   means the Plant Site, all easements and rights-of-way, and all other real property associated with the Facility, which is more particularly described in Exhibit M.

1.42          "Subcontractors".   means any person with whom Contractor has entered into any subcontract, purchase order or other agreement for such person to perform any part of the Work or to provide any materials, equipment or supplies, including any person at any tier with whom any Subcontractor has further subcontracted any part of the Work.

1.43          "Substantial Completion".   shall have the meaning set forth in Article 10.3.1.

1.44          "Target Cash Flow Budget".   means the line item budget, by month, through Final Completion of the projected Reimbursable Costs included in the Target Price and the Fee paid to Contractor, which initial budget is attached as Exhibit N.

1.45          "Target Performance Criteria".   means those Facility characteristics described in Exhibit G.

1.46          "Target Price".   means [*], which includes the Reimbursable Costs required to complete the performance of the Work, including allowances of [*] for the water treatment facility in Deming, [*] for the gas pipeline, [*] for the well water and gathering systems, and [*] for the completion of the Chiller Installation, through the date twelve (12) months following the date of Substantial Completion, as adjusted by a Change Order.  These allowances are exclusive of gross receipts tax, escalation and G&A.  The Target Price does not include the Fee will shall be paid to Contractor, or gross receipts taxes which shall be reimbursed to Contractor.

1.47          "True-Up Date".   shall mean, as applicable, the date of Final Completion and the date twelve (12) months following the date of Substantial Completion.

1.48          "Uncontrollable Forces".   shall have the meaning set forth in Article 17.1.

1.49          "Underrun".   shall have the meaning set forth in Article 4.4.1.

1.50          "Warranty Period".   shall have the meaning set forth in Article 6.1.1.

1.51          "Work".   means the Services and all things to be designed, engineered, manufactured, furnished, executed, installed, tested, completed, made good or otherwise provided by Contractor in accordance with the Contract Documents, all as more particularly described by the descriptions contained in, Exhibit A.  Work excludes Existing Work, but shall include modifications, deletions, replacements and additions to Existing Work performed by Contractor pursuant to the terms and conditions of this Agreement.

1.52          "Work Progress Schedule".   means the timeline for completion of each principal category of the Work for achieving Substantial Completion of the Facility by the Contract Completion Date.  The Work Progress Schedule is attached hereto as Exhibit B.

ARTICLE 2

THE WORK AND OBLIGATIONS OF THE PARTIES

2.1              The Work..   Contractor agrees to perform the Work in accordance with the Scope of Work set forth in Exhibit A.  Contractor shall fully perform the Work in accordance with GECP, all Applicable Laws, all Applicable Codes and Standards, and all other terms and provisions of this Agreement, with the explicit understanding that the Work will result in a fully integrated and functional combined cycle facility.  Contractor shall design and construct the Facility so that it is capable of achieving the Target Performance Criteria; provided, however, such Target Performance Criteria are an estimate of the performance criteria to be achieved and Contractor does not guarantee that the Target Performance Criteria will be achieved.  Contractor acknowledges that pursuant to the foregoing obligation it shall carry out all of the supply and services required or that can be inferred reasonably from this Agreement even though not expressly mentioned herein so that the Work shall include any work that is necessary to satisfy the requirements of the Contract Documents, and to the extent not specifically addressed by the Contract Documents, in accordance with GECP.

2.2                  Specific Obligations for the Work..   Without limiting the generality of Article 2.1, or the requirements of any other provision of this Agreement (including, but not limited to, Exhibit A), Contractor shall:

2.2.1             Protect from damage and properly store all equipment procured by Contractor or accepted by Contractor at the Site (including Owner-Furnished Property and any spare parts);

2.2.2             Provide construction, construction management (including the furnishing of all field supplies, tools, construction equipment, and all Site supervision and craft labor), engineering, procurement, inspection and quality control services required under this Agreement;

2.2.3             Coordinate all delivery schedules and performance obligations of all Subcontractors and other Owner vendors so that performance under such subcontracts and purchase orders, as the case may be, is enforced in accordance with the terms thereof and as required by this Agreement;

2.2.4             Perform shop and other inspections of the Work of Subcontractors as reasonably required to determine conformance with all of the requirements of this Agreement;

2.2.5             Comply with all Applicable Laws, including but not limited to state and federal occupational, safety and health laws and regulations;

2.2.6             Supply all initial lubrication fills for the Facility;

2.2.7             Perform all quality control and quality assurance activities (including witnessing tests) to confirm that the Work complies with this Agreement.

2.2.8              Perform the Work in accordance with the Work Progress Schedule;

2.2.9             Perform commissioning and start-up of the Facility, including the development of a detailed commissioning plan, that includes a commissioning matrix, the commissioning procedures, turnover packages, manpower requirements, technical direction and Owner interfaces; and

2.2.10           Provide a training program for the operations and maintenance personnel, which includes detailed training plan and applicable operating and maintenance procedures for the Facility.

2.3              Spare Parts..   Contractor shall provide Owner with a recommended spare parts list for the Facility within thirty (30) days following the Effective Date.  The spare parts list shall identify those spare parts that are recommended for operations and those that are recommended for testing, start-up and commissioning.  With respect to the latter, the spare parts list shall include the dates by which the recommended spare parts need to be purchased and available at the Site to support the Work Progress Schedule.  Although Owner shall be responsible for the costs to purchase, secure, and store any spare parts that Owner elects to acquire, Contractor shall purchase, on a timely basis (it being understood that Owner shall designate the spare parts to be purchased on a timely basis consistent with the Work Progress Schedule), such spare parts on behalf of Owner as Owner's agent and shall store and secure such spare parts until care, custody and control of the Facility is transferred to Owner pursuant to Article 2.13.  Subject to Owner's consent, which shall not be withheld unreasonably, Contractor may use any spare parts maintained on the Site by Owner.  The replacement cost of Owner supplied spare parts used by Contractor, unless replaced by an equipment supplier as a warranty replacement, shall be included in the Contract Sum and chargeable against the Target Price.

2.4              Contractor's Tools and Equipment..   Contractor shall furnish all tools and equipment necessary and appropriate for the timely and safe performance and completion of the Work.

2.5              Employment of Personnel.

2.5.1             Contractor shall not employ, or permit any Subcontractor to employ, in connection with its performance under this Agreement any unfit person or anyone not skilled in the Work assigned to such person.  Contractor agrees to promptly remove (or to require any Subcontractor to remove) from its services in connection with the Work any employee who is unfit or unskilled.  If Owner has any objection to the fitness or qualifications of any person retained by Contractor to perform the Work, Owner shall so notify Contractor in writing.  Upon receipt of such notice, Contractor shall investigate Owner's concerns and take appropriate action, which may include the reassignment or removal of such person.  Notwithstanding any other provisions in this Agreement to the contrary, Contractor shall provide workers skilled and specialized in the Work to which they are assigned.

2.5.2             Contractor, at Owner's request, shall perform security and background checks, as well as drug and alcohol tests, for the purpose of determining a worker's suitability for the assignment.

2.5.3             Owner reserves all rights to deny placement of any of Contractor's workers on Owner premises, property, equipment or projects at its sole discretion.  Such denial of placement of subject workers shall be conveyed subject to the provisions of Article 7.3 "Notices" and/or consistent with the normal custom between Owner and Contractor.

2.5.4             No Party shall, during the term of this Agreement or for a period of one hundred eighty (180) days thereafter, directly or indirectly for itself or on behalf of, or in conjunction with, any other person, partnership, corporation, business or organization, actively solicit the employment of an employee of the other with whom that Party or its personnel have had contact during the course of this

Agreement, unless that Party has obtained the written consent of the other Party to such hiring and that Party pays to the other a fee to be mutually agreed upon.

2.6              Clean-up and Non-Interference..   Contractor shall at all times keep the Site free from waste materials or rubbish caused by its activities.  As soon as practicable after the completion of all Punch List items, Contractor shall remove all of its equipment and materials not constituting part of the Facility and remove all waste material and rubbish generated by Contractor or that Contractor has brought to the Site, in connection with Contractor's performance of the Work, from the Site to a permitted disposal facility, and restore the Site in accordance with all Applicable Laws and Applicable Codes and Standards and this Agreement.  During the period from Substantial Completion until completion of the Punch List, Contractor shall perform its Work so that the performance of the Work does not unreasonably interfere with the operation of the Facility.

2.7              Safety and Security..   Contractor recognizes and agrees that safety is of paramount importance in the performance of the Work and that Contractor is solely responsible for performing the Work in a safe manner.  Contractor agrees to perform the Work, and Contractor shall require all Subcontractors to perform their portion of the Work, in accordance with the safety and health rules and standards of Applicable Law and the safety program developed by Contractor and submitted to Owner.  Contractor further agrees to provide necessary training to its employees and Subcontractors to inform them of the foregoing safety and health rules and standards.  Should Owner at any time observe Contractor, or any of its Subcontractors, performing the Work in an unsafe manner, or in a manner that may, if continued, become unsafe, then Owner shall have the right (but not the obligation) to require Contractor to stop the Work affected by the unsafe practice until such time as the manner of performing the Work has been rendered safe.  Contractor shall be responsible for the supervision of the Facility as set forth in Article 2.13.  The Parties recognize that the Facility has already been fenced.  The Scope of Work in Exhibit A addresses responsibility for security and guarding of the Facility.  Nothing in this Article 2.7 shall affect Contractor's status as an independent contractor.

2.8              Emergencies..   In the event of any emergency endangering life or property, Contractor shall take such action as may be reasonable and necessary to prevent, avoid or mitigate injury, damage, or loss and shall, as soon as possible, report any such incidents, including Contractor's response thereto, to Owner.  If Contractor has not taken reasonable precautions for the safety of the public or the protection of the Work, and such failure creates an emergency requiring immediate action, then Owner, with or without advance notice to Contractor may, but shall be under no obligation to, provide reasonable protection as required to address such emergency; provided, however, that Owner shall in any event notify Contractor of any actions taken by Owner within ten (10) Business Days of taking such action.  All reasonable direct costs so incurred by Owner as a result of any emergency caused by Contractor shall be included in the Contract Sum and chargeable against the Target Price.

2.9              Approvals, Certificates, Permits and Licenses..   Contractor shall obtain all approvals, certificates, permits and licenses required to be in Contractor's name to perform the Work and as set forth in Exhibit I.  Contractor shall promptly, within such time period as may be agreed upon by the Parties, provide Owner with all assistance that Owner may reasonably require to secure those approvals, certificates, permits and licenses required to be in the name of Owner as set forth in Exhibit I.

2.10          Contractor Taxes..   Contractor shall pay all taxes and contributions for unemployment insurance, old age retirement benefits, pensions, annuities, and similar benefits, as well as taxes measured by or imposed on the income of Contractor, which may now or hereafter be imposed on Contractor by Applicable Law or collective bargaining agreements with respect to persons employed by Contractor for performance of the Work.  Contractor shall be liable for and shall pay and shall indemnify, defend, and hold Owner harmless from, all such taxes and contributions, including any interest accrued and penalties imposed thereon (plus reasonable attorney fees), except for those taxes that are reimbursable by Owner in accordance with the immediately succeeding sentence.  On all invoices, Contractor shall separately show all New Mexico gross receipts, compensating, sales, excises, assessments, charges, and other similar taxes which are imposed on the Services or the Work, or any part thereof, and such taxes shall be reimbursable by Owner to Contractor.  Charges not subject to New Mexico gross receipts tax shall be separately stated, and no New Mexico or other jurisdiction's gross receipts, compensating, use or sales taxes shall be charged to Owner thereon.  Contractor shall utilize appropriate New Mexico nontaxable transaction certificates (a form of which shall be provided to Contractor by Owner) or similar certificates from other states, where applicable, to minimize such gross receipts, compensating, sales, and other similar taxes.

2.11          Hazardous Materials..   Contractor shall design, construct, pre-commission, test and start-up the Facility and otherwise perform the Work in compliance with the requirements of all Applicable Laws.  If, during the course of the performance of the Work, Contractor or any Subcontractor discovers, or reasonably believes it has discovered in, on or under any part of the Site, any Hazardous Materials (other than Hazardous Materials that Contractor or a Subcontractor has brought onto the Site, produced, created or used), Contractor shall proceed in accordance with Article 14.4.3.

2.12          Progress Meeting and Reports..   Contractor shall hold a monthly progress meeting at the Site, or at an alternate location mutually agreeable to Owner and Contractor, for the purpose of reviewing the monthly progress report for the previous month with Owner.  Contractor shall provide Owner with monthly progress reports and the following other information relating to the progress of the Work as may be reasonably requested by Owner:

2.12.1           Minutes for all status and other Facility meetings within four (4) Business Days following such meeting;

2.12.2           Weekly progress reports of construction activities;

2.12.3           Safety incident reports within three (3) Business Days of the occurrence of any such incident (preliminary written notice is to be provided to Owner within 24 hours of a safety incident, provided, however, that verbal notice of critical or fatal injuries shall be provided to Owner within 3 hours);

2.12.4           Monthly progress reports, in a form set forth in Exhibit P, no later than ten (10) days after the end of each month, which shall cover activities up to the end of the previous month and which shall include five (5) paper copies of such reports that shall be distributed as directed by Owner and which shall include Contractor's representation that the Work through the date of the progress report has, unless otherwise stated by Contractor, been performed in accordance with this Agreement; and

2.12.5          Updates every month to the Facility CPM Schedule pursuant to Article 3.2.

2.13          Care, Custody and Control/Risk of Loss..   Upon the Effective Date, Contractor shall have the full responsibility for care, custody and control and risk of loss of the Facility (including Existing Work) until the earlier of Substantial Completion or the date of termination of this Agreement pursuant to the provisions of Article 11.  Risk of loss and care, custody, and control of the Facility shall transfer from Contractor to Owner upon the earlier of Substantial Completion or the date of termination of this Agreement pursuant to the provisions of Article 11.  In connection with Contractor's risk of loss obligation, Contractor shall be responsible for and obligated to replace, repair, or reconstruct, and to furnish any material, equipment, or supplies furnished by Contractor or Owner-Furnished Property, which are lost, damaged, or destroyed prior to transfer of care, custody, and control of the Facility or the affected portion thereof to Owner, to the extent Contractor receives proceeds of insurance maintained for the Facility pursuant to Article 15 or Contractor otherwise receives reimbursement of its costs pursuant to the terms of this Article 2.13.  Except as otherwise provided herein in this Article 2.13, Contractor's responsibility and liability for risk of loss and any damage to the Facility shall be limited to the scope and limits of such insurance.  Prior to the transfer of care, custody and control of the Facility to Owner, (a) all non-covered losses and deductibles for covered losses which, in either case, are not attributable to the fault of Contractor or its Subcontractors shall be paid by Owner as a Reimbursable Cost that is not included in the Contract Sum and that is not chargeable against the Target Price and (b) all non-covered losses and deductibles for covered losses which, in either case, are attributable to the fault of Contractor or its Subcontractors shall be paid by Owner as a Reimbursable Cost that is included in the Contract Sum and that is chargeable against the Target Price.  Owner assumes all responsibility for such loss, damage, or destruction after transfer of care, custody, and control of the Facility from Contractor to Owner.

2.14          [Intentionally Omitted]

2.15          Interpretation..   In the event of any inconsistencies between Applicable Laws and the Contract Documents, Contractor shall comply with Applicable Laws in the manner set forth in this Article 2.15.  Where a conflict exists between parts of the Contract Documents, or between the Contract Documents and Applicable Laws, or among Applicable Laws, the more stringent or higher quality requirements shall control unless otherwise directed by Owner.  If Contractor finds a conflict, error, omission, inconsistency or discrepancy in the Contract Documents, then Contractor shall call it to Owner's attention in writing before proceeding with the portion of the Work affected thereby.

2.16          Training and Operational Supervision..   Contractor shall establish and implement a training program for Owner's operations and maintenance personnel.  Prior to Substantial Completion, Contractor shall supervise Owner's operations and maintenance personnel.

2.17          Interconnections..   Contractor shall construct the interconnections between the Facility and the interconnection facilities of (a) the electric transmission provider, (b) the gas transporter, (c) the water supplier and (d) the water discharge system, all as set forth in Exhibit A.

2.18          Responsibility for Subcontractors.

2.18.1           Contractor may subcontract portions of the Work to any person without further approval by Owner except for any Major Subcontracts, which are subject to Owner's reasonable review and approval.  Contractor may have portions of the Work performed by its Affiliates or their employees, in which event Contractor shall be responsible for such Work and Owner will look solely to Contractor as if the Work were performed by Contractor.  Owner understands that Contractor's subsidiary organizations, Fluor Global Sourcing & Supply Inc. and/or Global Sourcing & Supply International LLC (either or both referred to as "GS&S"), have negotiated proprietary and confidential "Supplier Relationship Agreements" (whether entered into by GS&S or any of their respective Affiliates, a "Contractor SRA") with various strategic suppliers of certain materials, equipment, and Work.  Such Contractor SRAs contain favorable pricing and terms and conditions.  If either Contractor or Owner procures materials, equipment or services using Contractor SRAs, then it is agreed that the quoted prices and terms from such Contractor SRAs are firm and not subject to audit. Notwithstanding any provision herein or in any related agreements to the contrary, neither Contractor nor GS&S shall be subject to audit or adjustment for any volume, cash, trade discounts, refunds, rebates, freight allowances, equalizations, credits, commissions or the like under any Contractor SRAs or other agreements either may have with any vendor outside of this Agreement and unrelated to the Work, and any such items shall accrue exclusively to the benefit of Contractor or GS&S.  Contractor and GS&S retain the right to communicate with the vendor to notify the vendor of Contractor's rights relating to SRAs so that the vendor does not have a basis to object to continue to pay SRA volume incentives to GS&S notwithstanding the provisions in the purchase order to the contrary, if any.

2.18.2           The issuance of subcontracts shall not relieve Contractor of any of its obligations under the Contract Documents, including, among other things, the obligation to properly supervise and coordinate the work of Subcontractors.  Work performed by Contractor's Affiliates shall be treated as if the Contractor had performed the Work.

2.18.3           Owner's approval of any proposed Major Subcontract shall not constitute an approval of any portion of the Work or a waiver of any of Owner's rights hereunder or reduce Contractor's responsibilities hereunder.  Contractor shall provide to Owner, on request, information (other than financial information) concerning the status of the negotiations with, the performance under and any disputes under each Major Subcontract, including information concerning specifications and cancellation terms.  Contractor agrees that it will not (a) terminate any Major Subcontract, (b) amend or waive any material provision of a Major Subcontract, or (c) settle any dispute without Owner's consent under a Major Subcontract that affects Owner's warranty rights.

2.18.4           Notwithstanding any agreement with any Subcontractor(s), Contractor shall be solely responsible for the Work.  Contractor has complete and sole responsibility as a principal for its agents and all others it hires to perform or assist in performing the Work.  Except as otherwise provided in this Agreement, Owner shall not be deemed to have any contractual obligation to any Subcontractor and nothing contained in any subcontract shall create a contractual relationship between any Subcontractor and Owner.

2.18.5           Contractor shall provide to Owner a summary of bids received for Subcontracts for Owner's review in accordance with the procedures set forth in Section 2.3 of Exhibit A.

2.18.6           Nothing in this Article 2.18 limits Owner's audit rights to review any purchase orders issued in connection with the Work in accordance with Article 4.9.

2.19          Assurances Regarding Payments..   Upon request from time to time, Contractor shall provide to Owner such information as Owner may reasonably request as to the status of payments from Owner to Contractor and from Contractor to Subcontractors.

2.20          Office Space..   Contractor shall provide Owner with access to Owner's existing offices at the Site for use by representatives of Owner.

2.21          Key Personnel..   Contractor shall appoint a Project Director (as further described in Article 7.2), a deputy project director, a quality assurance/quality control director, a site manager, an engineering manager, a chief field engineer, a construction manager, a project safety manager, a start-up manager, the mechanical Subcontractor site manager, and the electrical Subcontractor site manager (together the "Key Personnel"); as set forth in Exhibit Q.  The Project Director shall have full responsibility and authority for the Work on behalf of Contractor and shall act as Owner's primary point of contact with Contractor with respect to prosecution of the Work.  Contractor shall not change a Key Personnel position or the person appointed to such position without the prior written consent of Owner (with the exception of the Project Director position, which Owner agrees will be replaced with the deputy project director when Contractor deems appropriate but in no event shall Contractor continue to employ both a Project Director and an assistant project director for longer than two (2) months following the Effective Date unless otherwise agreed by the Parties), which shall not be unreasonably withheld or delayed.

2.22          Co-operation and Coordination..   Upon prior reasonable notice by Owner, Contractor shall co-operate with, and grant reasonable access to the Site to, any person whom Owner appoints in writing to provide services with respect to the Facility, including, without limitation any person, whether employed by Owner or not, carrying out interface work in relation to the gas supply system, the electric interconnection facilities and the water supply and discharge system, provided that Owner obtains agreement from such persons to comply with Contractor's health and safety requirements, Applicable Law and Good Engineering and Construction Practices.

2.23          Start-Up, Commissioning and Testing Gas and Raw Water..   Contractor shall only use the natural gas supplied by Owner for the purposes of starting-up, commissioning and initial operation of the Facility and the performance of the Performance Tests.  Contractor shall follow the scheduling and nomination procedures for natural gas to be mutually developed by the Parties prior to the commencement of the Performance Tests on a basis consistent with the requirements of Owner's fuel transportation agreement(s).  Contractor also shall follow the scheduling and nomination procedures for water to be mutually developed by the Parties prior to the commencement of the Performance Tests on a basis consistent with the requirements of Owner's water supply contract(s).  The Parties acknowledge that they anticipate that the scheduling and nomination procedures for natural gas and water will include prior-day notice.

2.24          Owner Obligations.

2.24.1           Site.  Owner shall make the Site available to Contractor as of the Effective Date.  Owner shall provide suitable access thereto and an adequate area or areas adjoining such site for Contractor's office, warehouse, craft change rooms, shop buildings, welding facilities, materials storage and lay down area, employee parking, and furnish necessary construction utilities.

2.24.2           Owner-Furnished Property.  No later than the Effective Date, Owner shall make available to Contractor the Owner-Furnished Property.

2.24.3           Fuel and Water Utilities.  Owner shall provide at the relevant interface point, natural gas and all utilities, including water and electricity, as set forth in Exhibit A, to enable construction, testing, start-up, commissioning, initial operation of the Facility, and all Performance Tests in accordance with the Work Progress Schedule.

2.24.4           Operations Personnel.  Owner shall provide appropriately qualified, competent, and, where necessary, licensed operators for training when required by Contractor and to support commissioning, initial operation of the Facility and all Performance Tests.

2.24.5           Start-Up Power.  Owner shall provide electric energy for the energization, commissioning, operation, and testing of the Facility; provided, however, Contractor shall use reasonable efforts to minimize the demand charges that Owner will incur for such supply of electric energy.

2.24.6           Scheduling and Delivery of Output.  Owner shall arrange for the delivery of all electric energy generated by the Facility.  Contractor shall comply with the scheduling and nomination procedures for delivery of electric energy to be mutually developed by the Parties prior to the date for such delivery set out in the Work Progress Schedule on a basis consistent with the requirements of Owner's applicable interconnection agreement and transmission service agreement.  The Parties acknowledge that they anticipate that the scheduling and nomination procedures for delivery of electric energy will include prior-day notice.  Upon receipt of notice from Contractor in accordance with such scheduling and nomination procedures, Owner shall coordinate delivery of electric energy from the Facility to conduct start-up, operation, or testing; provided that Owner shall only be required to provide for such delivery in accordance with the Work Progress Schedule.

2.24.7           Licenses and Permits.  Owner shall obtain any approvals, certificates, permits and other licenses required to be in Owner's name that are required for the Facility and as set forth in Exhibit I, except where such permits or licenses are specifically identified to be the responsibility of Contractor as part of the Work as set forth in Exhibit I.

2.24.8           Taxes.  Owner shall pay all property taxes assessed against the Facilities.

2.24.9           Existing Drawings and Specifications.  Owner shall provide Contractor with access to and the right to use all drawings and specifications, if any, prepared for the Facility (including the gas pipeline, water treatment and water well systems) for Owner, or for Owner's predecessor in interest, that are in Owner's possession, prior to the Effective Date that are necessary for Contractor's performance of the Work.  If Contractor identifies any additional drawings and specifications necessary for the performance of the Work that existed, but were not in Owner's possession, as of the Effective Date, Owner shall use commercially reasonable efforts to obtain such drawings and specifications and the right to access and use, once obtained.  To the extent Owner is unable to obtain such drawings and specifications in a reasonable period of time, Contractor shall be entitled to a Change Order in accordance with the provisions of Article 5 for any resultant delay or additional costs for the creation of such drawings and specifications.

2.24.10       Subsurface Conditions.  Contractor shall have access to any soil data in Owner's possession as of the Effective Date which is related to the Facility (including the gas pipeline, water treatment and water well systems) and necessary for Contactor's performance of the Work, including the Fugro South, Inc., Geotechnical Investigation, Luna Energy Facility, Prepared for Duke/Fluor Daniel, dated October 20, 2000 and the Terracon, Soils Investigation Report for the Proposed Waste Water Treatment Plant Addition, Project #68025032, dated June 26, 2002.  If Contractor identifies any additional soil data necessary for the performance of the Work that existed, but was not in Owner's possession, as of the Effective Date, Owner shall use commercially reasonable efforts to obtain such soil data.  To the extent Owner is unable to obtain such soil data in a reasonable period of time, Contractor shall be entitled to a Change Order in accordance with the provisions of Article 5 for any resultant delay or additional costs for the creation of such soil data.

2.24.11       Notice to Suppliers of Existing Equipment.  Immediately following the Effective Date, except with respect to the services addressed in Article 2.24.12, Owner shall notify major equipment suppliers (and others as required) with respect to existing equipment at the Site that Contractor is designated as

                     Owner's authorized representative in connection with applicable purchase orders.

2.24.12       Coordination with General Electric.  Owner will contract directly with General Electric (GE) for technical assistance and technical direction with respect to GE-supplied equipment.  Owner will coordinate between GE and Contractor for such technical assistance and technical direction.

2.24.13       Parent Company Guarantee.  In the event that Tucson Electric Power elects to assign this Agreement to another party, at least one of the Owners will provide Contractor a Parent Company Guaranty acceptable to the Parties.

2.25          Existing Work..   Contractor shall perform an assessment of the Existing Work in accordance with the scope and procedures set forth in Exhibit K.  If at any time Contractor identifies any modifications, changes, replacements or additions thereto to the Existing Work, Contractor shall notify Owner.

2.26          Commercial Activities..   Contractor shall not, and shall ensure that any Subcontractors do not, engage in any commercial activity or permit any third parties to establish commercial activities on the Site that are unrelated to the performance of the Work.  Contractor shall not allow its employees to engage in any commercial activity on the Site other than the performance of the Work.

ARTICLE 3

CONSTRUCTION SCHEDULE

3.1              Commencement of the Work and Contract Completion Date..   Contractor shall commence the Work under this Agreement upon the receipt of a notice from Owner to Contractor requesting that Contractor commence the Work (the "Notice to Proceed"), which Notice to Proceed shall be deemed to be issued on the Effective Date.  From and after the Effective Date, Contractor shall diligently prosecute the Work continuously and with due diligence in accordance with the Work Progress Schedule set forth in Exhibit B.  It is estimated, but not guaranteed, that Substantial Completion will be achieved by the Contract Completion Date.  Notwithstanding the foregoing, no damages or other liability shall be imposed solely for Contractor's failure to achieve Substantial Completion on or before the Contract Completion Date.

3.2              Work Progress Schedule and Facility CPM Schedule.

3.2.1            Contractor shall perform the Work in accordance with the Work Progress Schedule set forth in Exhibit B, as may be adjusted from time to time in accordance with this Agreement.

3.2.2            Within ten (10) days after the execution of this Agreement, Contractor shall submit for Owner's review and approval a critical path method schedule (the "Facility CPM Schedule"), which shall use Primavera software, conform to the Work Progress Schedule, and set forth the timing of all elements of the Work and the interrelationship of such elements.  The Facility CPM Schedule shall describe comprehensively, and in a form and to the level of detail agreed to by Owner, the activities required to complete the Work.  The Facility CPM Schedule shall include all significant activities divided into specific, identifiable tasks according to their importance, together with a critical path schedule.  The Facility CPM Schedule shall highlight selected activities by time period and type of activity showing the sequence in which Contractor proposes to perform the Work and the date by which Contractor reasonably requires that Owner shall have fulfilled its obligations under this Agreement and Contractor intends to rely upon the Facility CPM Schedule in connection therewith.  Contractor shall not change the dates set forth in the Facility CPM Schedule for Owner's obligations unless approved by Owner.

3.2.3            The Facility CPM Schedule shall be periodically (but at least monthly) updated and delivered to Owner with the monthly progress report.  Contractor shall provide an explanation of any expected delay in achieving a level one milestone date and Contractor's plan to remedy such delay and any additional costs associated with such plan.  If at any time the Facility CPM Schedule shows that Substantial Completion will not be achieved by the Contract Completion Date, Contractor shall advise Owner and submit to Owner a recovery plan (including the costs of implementing such plan) for Owner's review and approval.  Upon receipt of Owner's approval, Contractor shall implement such plan as approved as a Reimbursable Cost that is included in the Contract Sum, and chargeable against the Target Price if the cause of delay is attributable to Contractor.

3.3              Delays and Time Extensions..   Without limiting the obligations of Contractor set forth in Article 3.2.3, Contractor shall promptly notify Owner in writing of any actual or anticipated event that is delaying or could delay completion of the Facility in accordance with the Work Progress Schedule.  Contractor shall indicate the expected duration and anticipated effect of the delay, and the action being taken to correct the problem and make up for lost time.  Contractor shall be entitled to an adjustment to the Contract Completion Date and the Target Price, as appropriate, pursuant to the provisions of Article 5 for any delay that may occur, so long as such delay is not caused by Contractor or any Subcontractor or is not otherwise attributable to Contractor's failure to perform in accordance with this Agreement.  Contractor shall take all steps reasonably available to Contractor to mitigate any impacts of the delay on the Work Progress Schedule or Reimbursable Costs, as the case may be.  All time extensions shall be incorporated into the Contract Documents through the execution of a Change Order.

ARTICLE 4

COMPENSATION

4.1              Compensation..   Owner shall reimburse Contractor for its costs and pay Contractor a Fee in accordance with this Article 4.

4.2              Reimbursable Costs..   Contractor's costs related to the Work shall be invoiced as the total of and in accordance with the following applicable categories:

4.2.1               Home Office Employees and Related Costs

4.2.1.1         Employees' Compensation.  For straight time and overtime hours, compensation in accordance with Exhibit C and subsequent revisions, for such time as is devoted to the Work by home office employees, including employees of certain affiliates of Contractor, whether such Work is performed in the office or in the field.  In addition, members of Contractor's corporate staff who devote direct time to the performance of the Work shall be reimbursed as set forth above if approved by Owner.  Members of Contractor's and its affiliates' management team, in lieu of the foregoing commercial basis, will be reimbursed in accordance with the Project Management Principals Rate Schedule set forth in Exhibit C;

4.2.1.2         Agency personnel.  The invoiced cost of agency personnel;

4.2.1.3         Indirect Expense.  An amount equal to [*] per hour for home office support services and Houston engineering services (collectively and initially estimated to be [*] hours), to recover a portion of the costs referred to in Article 4.5 below;

4.2.1.4         Miscellaneous Expenses.  Miscellaneous expenses, including, but not limited to, custom printed forms, special book bindings, drafting room and office materials and supplies, freight, express mail, duties, and excise taxes, and any other costs incurred in connection with the Work will be invoiced at cost; and

4.2.1.5         Project Support.  Miscellaneous administrative and project support services charged in accordance with Contractor's current practices,  including but not limited to charges for personnel, safety services, communications services, document storage, client office space, printing and reproduction, automation tools and computer services, which shall be reimbursed in accordance with the Rate Schedule set forth in Exhibit C.

4.2.2               Field Employees and Related Costs

4.2.2.1         Salaried Field Employees.  For straight time and overtime hours, compensation in accordance with Exhibit C and subsequent revisions, for such time as is devoted to the Work, including travel time, of Contractor's salaried field employees, including employees of certain affiliates of Contractor, whether such Work is performed in the office or in the field.  In addition, members of Contractor's corporate staff who devote direct time to the performance of the Work shall be reimbursed as set forth above if approved by Owner;

4.2.2.2          Agency Personnel.  The invoiced cost of agency personnel;

4.2.2.3          Hourly Field Employees - Wages, Benefits and Training Contribution.  The wages of hourly field employees and the costs of subsistence, travel time and expenses;

4.2.2.4         Hourly Field Employees - Taxes and Insurances.  An amount equal to all payroll taxes, e.g., FICA, FUI and SUI, levied or assessed by any governmental body, which are measured by the compensation payable pursuant to subparagraph 4.2.2.3 above, plus premiums for workers' compensation and risk management programs;

4.2.2.5         Major Construction Tools and Equipment.  For the use of all major construction tools and equipment in accordance with Exhibit C;

4.2.2.6         Transportation Expenses.  The costs of transporting and handling major construction tools and equipment, in accordance with Exhibit C.  The cost of transportation, to and from the Site, of Contractor-supplied small tools as set forth in Exhibit C shall be reimbursed at invoiced cost to Contractor;

4.2.2.7         General Expenses.  The cost for providing temporary construction facilities at the Site; the cost of operating and maintaining a job office and warehouse and storage facilities, including the cost of the office furnishings, equipment, and supplies; expendable construction items and supplies in accordance with Exhibit C; communication and utilities expenses and all other field office services and expenses; the cost of maintaining and performing running repairs to construction tools and equipment; and all other direct costs; and

4.2.2.8         Project Support.  Miscellaneous administrative and project support services charged in accordance with Contractor's current practices, including but not limited to charges for personnel, safety services, communications services, document storage, client office space, printing and reproduction, automation tools and computer services which shall be reimbursed in accordance with the Rate Schedule set forth in Exhibit C.

4.2.3               Adjustments

4.2.3.1         The allowances in Article 4.2 shall be increased or reduced when Contractor benefit programs or benefit costs change, or when statutory or insurance requirements or costs change.

4.2.4               Other Costs

4.2.4.1         Materials and Equipment.  The cost of materials, machinery, equipment, supplies, parts, and miscellaneous services procured for the Work excluding Contractor's major construction tools and equipment which are provided for in Article 4.2.2.6 hereof;

4.2.4.2         Transportation of Materials and Equipment.  The cost of all transportation expenses to the Site on materials, machinery, tools and equipment, including the cost of loading, hauling, unloading, and insurance;

4.2.4.3         Travel and Relocation Expenses.  The cost of all travel and relocation and other related expenses in accordance with Contractor's established policies.  If Owner's or Contractor's employees travel by Contractor's aircraft (owned or leased), Contractor will be reimbursed at commercial airline rates for class or fare authorized for equivalent Contractor employees under Contractor's established policies.  For any part of the route for which there is no regularly scheduled commercial air service, reimbursement shall be at the rates established by Contractor from time to time.;

4.2.4.4         Taxes and Bonds.  The cost of any duties, taxes, licenses or bonds arising directly out of or that are applicable to the Work, other than taxes that are non-reimbursable pursuant to Articles 2.10 and 4.5;

4.2.4.5         Permits and Inspections.  The cost of permits required of Contractor by any governmental body in connection with the construction services herein provided for, and the cost of inspections required by law or ordinance of any governmental body;

4.2.4.6         Subcontracts.  The cost of any subcontracts;

4.2.4.7         Insurance.  The cost of all project specific insurance premiums maintained by Contractor to protect Owner and/or Contractor as set forth in Article 15 and the costs of all insurance deductibles and non-covered losses;

4.2.4.8         Audits, Monitoring and Accounting.  The cost of periodic project audits and similar programs monitoring the financial or other aspects of the project, and any project-specific accounting functions, including, but not limited to, preparation of property accounting records;

4.2.4.9         Litigation and Related Costs.  The costs of attorney's fees, costs, settlements, and/or judgments incurred in connection with any labor or commercial litigation, claims or disputes arising out of or in connection with the performance of this Agreement other than litigation, claims or disputes (i) solely between Owner and Contractor or (ii) arising in connection with Article 13; and

4.2.4.10      General and Administrative Expenses.  An amount equal to [*] of all direct Reimbursable Costs (excluding gross receipts tax, and Fee) to cover the cost of Contractor's general and administrative expenses.

4.3              Fee..   Contractor shall be entitled to a fee (the "Fee") based on the date Substantial Completion is achieved.

4.3.1            If Substantial Completion is achieved on or before April 1, 2006, the Fee shall be [*].

4.3.2            If Substantial Completion is achieved after April 1, 2006 but on or before May 1, 2006, the Fee shall be [*] plus 1/30th of the difference between [*] and [*] for each day prior to May 1, 2006 that Substantial Completion is achieved (e.g., if Substantial Completion is achieved on April 2, 2006, the Fee would be [*] plus 29/30ths of [*] and if Substantial Completion is achieved on April 30, 2006, the Fee would be [*] plus 1/30th of [*]).

4.3.3            If Substantial Completion is achieved after May 1, 2006 but on or before June 1, 2006, the Fee shall be [*] plus 1/31st of the difference between [*] and [*] for each day prior to June 1, 2006 that Substantial Completion is achieved (e.g., if Substantial Completion is achieved on May 2, 2006, the Fee would be [*] plus 30/31sts of [*] and if Substantial Completion is achieved on May 31, 2006, the Fee would be [*] plus 1/31st of [*]).

4.3.4            If Substantial Completion is achieved after June 1, the Fee shall be [*].

4.3.5            Owner shall pay [*] of the Fee in equal monthly installments beginning with the month in which the Effective Date occurs through May 1, 2006.  Owner shall pay the balance of any Fee due to Contractor ten (10) Business Days after the date Substantial Completion is achieved.

4.4              Target Price, Underrun and Overrun..   The Parties contemplate that the Work can be completed for the Target Price, which amount is not guaranteed.  To provide Contractor with an incentive to so complete the Work for an amount no greater than the Target Price, the Contract Sum shall be compared to the Target Price at each True-Up Date and the Parties shall share responsibility for any resulting Underrun or Overrun in accordance with the provisions of this Article 4.4.

4.4.1            Underrun.  If the Contract Sum is less than the Target Price at a True-Up Date, then the Parties recognize that there is an Underrun (the amount of the Underrun is the Target Price minus the Contract Sum at such True-Up Date).  The amount of the Underrun minus [*] shall be shared [*] to Owner and [*] to Contractor.

4.4.2            Overrun.  If the Contract Sum is more than the Target Price at a True-Up Date, then the Parties recognize that there is an Overrun (the amount of the Overrun is the Contract Sum minus the Target Price).  The amount of the Overrun in excess of [*] shall be charged [*] to Owner and [*] to Contractor.

4.4.3            Billing and Payment of Underruns.  If there is an amount due to Contractor for an Underrun after the initial True-Up Date, Contractor shall invoice such amount to Owner and Owner shall pay such amount within twenty (20)

                     calendar days after the receipt of such invoice.  If the amount due to Contractor for an Underrun at the final True-Up Date is greater than the amount previously paid by Owner with respect to the initial True-Up Date, Contractor shall invoice such additional amount to Owner and Owner shall pay such additional amount within twenty (20) calendar days after the receipt of such invoice.  If the amount due to Contractor for an Underrun at the final True-Up Date is less than the amount previously paid by Owner with respect to the initial True-Up Date, Contractor shall repay Owner for the excess paid by Owner within twenty (20) calendar days after the final True-Up Date.

4.4.4            Billing and Payment of Overruns.  If at any time during the performance of the Work prior to the initial True-Up Date, the Contract Sum exceeds the Target Price by more than [*], Contractor shall thereafter invoice Owner for only [*] of its Reimbursable Costs in its progress invoices delivered pursuant to Article 4.6.  If there is an amount due from Contractor for an Overrun after the initial True-Up Date, Contractor shall pay such amount, adjusted to account for any reduced billings from Contractor pursuant to the first sentence of this Article 4.4.4, within twenty (20) calendar days after the True-Up Date.  If the amount due from Contractor for an Overrun at the final True-Up Date is greater than the amount previously paid by Contractor with respect to the initial True-Up Date, Contractor shall pay such additional amount within twenty (20) calendar days after such True-Up Date.

4.4.5            Limitation on Contractor Responsibility for Overruns.  Notwithstanding the other provisions of this Article 4.4, in no event shall Contractor be obligated to pay Owner for Overruns or have withheld from payments of Reimbursable Costs to Contractor on account of Overruns more than the sum of [*] plus [*] of the positive difference, if any, between the Fee paid to Contractor pursuant to Article 4.3 and [*].

4.4.6            Exclusive Remedy.  Contractor's obligation to share responsibility for any Overrun as set forth in this Article 4.4 shall be Contractor's only obligation and liability and Owner's exclusive remedy for a Contract Sum that exceeds the Target Price.

4.5              Non-Reimbursable Items..   The following costs and expenses are not reimbursable to Contractor as a separate amount, as these costs are included in the hourly rates and the general and administrative percentage allowed as a Reimbursable Cost under Article 4.2:

(a)                Contractor's Executive Officers, including the Chairman of the Board, President, Vice Presidents (except as provided for herein), Secretary, Treasurer, and Controller;

(b)               Contractor's Sales, Public Relations, Medical, and Advertising personnel, when not directly engaged in the Work, as well as office maintenance personnel, consisting of telephone and teletype operators, guards, receptionists, mail room, janitorial and maintenance employees;

(c)                Home office general expenses, consisting of depreciation, rent, and maintenance of home office facilities, furniture, office equipment, light, heat, cafeteria service and parking space;

(d)               General overhead expenses, consisting of the development of engineering and construction standards and programs not specific to the project, entertainment and charity contributions;

(e)                Property taxes on Contractor's real and personal property at the home office and taxes assessed against net income; and

4.6                  Monthly Billing.

4.6.1             On or about the 10th day of each month Contractor shall furnish Owner with a progress invoice for its estimate of the Reimbursable Costs to be incurred that month adjusted for any difference between the estimate for the prior month and the actual Reimbursable Costs incurred in the prior month, which shall be prepared as set forth in Article 4.7 hereof.  Owner shall pay the amount set forth in the progress invoice within five (5) Business Days of the receipt by Owner of the progress invoice.

4.6.2             In the event Owner disputes any invoiced item, Owner shall give Contractor written notice of such disputed item within ten (10) days after receipt of the invoice.  Owner nevertheless shall pay Contractor the amount set forth in the progress invoice in accordance with the provisions hereof and such dispute shall be resolved pursuant to Article 12, Dispute Resolution; provided, however, that the Parties shall use their reasonable efforts to resolve any such dispute within sixty (60) days of the date of Owner's payment of the disputed amount.  If such dispute is resolved in favor of Owner, Contractor shall repay Owner, with interest, on that portion of the disputed amount for Owner, calculated at the prime rate as reported in The Wall Street Journal plus [*].  The payment of interest shall not excuse or cure any default or delay in payment.  To the extent Contractor fails to deliver the monthly progress report and the updated Facility CPM Schedule as required in Articles 2.12.4 and 3.2.3, respectively, Owner's obligation to make payment shall be extended on a day for day basis.

4.7              Contents of Progress Invoices..   Each progress invoice shall set forth the Reimbursable Costs estimated for the prior month, the actual Reimbursable Costs incurred during the prior month, and the Reimbursable Costs estimated to be incurred during the current month, including the current portion of the Fee.  Each progress invoice shall be supported by:

    (1)            one copy of all supporting documentation for Reimbursable Costs under Article 4.2 and an itemized listing of Subcontractor invoices, expense reports and other reimbursable expenses;

    (2)            a certification as to the accuracy of the billing;

    (3)            a certification that each Subcontractor or vendor listed was actually paid in the amount set forth in the prior progress invoice;

    (4)            with respect to amounts paid to Subcontractors in excess of $250,000.00, partial lien waivers on the form attached hereto as Exhibit E-1; and

    (5)            the variance between the aggregate Reimbursable Costs incurred and expected to be incurred through the current month from the Target Cash Flow Budget, as adjusted by any Change Order, together with an explanation of any variance of greater than five percent (5%).

4.8              Final Payment; Liens..   Prior to Final Completion and delivery of any final payment invoice under the Contract Documents, Contractor shall complete all Work, including Punch List Work, and shall execute and deliver to Owner final waivers of liens executed by the Contractor and all Major Subcontractors (in the form attached hereto as Exhibit E-2) and Contractor's certification that, to the best of Contractor's knowledge after reasonable inquiry, (1) all indebtedness, including liens, with respect to or in connection with the Work has been paid and (2) all claims for payment for labor and materials for which Contractor is responsible in connection with the construction of the Facility have been paid or satisfied.  Owner shall pay the final payment invoice within ten (10) calendar days after Final Completion, provided that Owner receives all of the following:  (a) Contractor's certification that all Work, including Punch List Work, has been completed, (b) Contractor's duly certified voucher for payment, and (c) the executed waivers of liens referred to in this paragraph.  Contractor shall indemnify, defend and save Owner harmless from all laborer's, materialmen's, and mechanic's liens arising out of the Work and from all reasonable attorney fees relating thereto incurred by Owner so long as Owner has paid Contractor all amounts required by this Agreement.

4.9              Records; Audit..   Contractor shall maintain complete accurate records concerning the Work and all related transactions for at least three (3) years from the date of Final Completion.  This includes all records relating to compliance with Applicable Laws, compliance with Owner's drug and alcohol policy attached as Exhibit J, financial records related to the Work, employee qualifications and to the extent applicable US Department of Transportation requirements.  At any time but not later than three (3) years after final payment under this Agreement, Owner may audit the records, invoices and substantiating material (including time records) as reasonably requested by Owner and as deemed necessary by Owner.  Each payment made shall be subject to reduction and refund to Owner, or offset on future payments due Contractor, to the extent of amounts which are found by Owner not to have been properly payable or to have been overpaid, and shall also be subject to increase and payment to Contractor for underpayments to the extent of any amounts which are found by Owner to have been underpaid.  Upon request by Owner, Contractor shall insert a clause containing all the provisions of this Article "Records; Audits" in all subcontracts to permit Owner to make identical Audits and inspections of the Records of all Subcontractors involved in performance of the Work. Notwithstanding any provision in this Agreement to the contrary, however, the purpose of any such audit shall be only for verification of such Reimbursable Costs and Contractor shall not be required to keep records of or provide access to those of its costs covered by the Fee, allowances, fixed rates, or of costs which are expressed in terms of percentages of other costs.

4.10          No Duplication..   Nothing in this Agreement shall allow any duplication of any cost, expense, mark-up, overhead, or other charge.

4.11          Effect of Payment..   No payment, final or otherwise by Owner, shall be considered or deemed to represent that Owners or Owner's Project Manager or any other representative of Owner have inspected the Work, nor shall it constitute or be deemed an acceptance, in whole or in part, of any portion of the Work not, nor subsequently determined not to be, in accordance with the Contract Documents.

4.12          Security of Performance..   Within ninety (90) days following the Effective Date, Contractor shall provide Owner with the Performance Security as set forth in Exhibit O.

4.13          Wire Transfer Instructions.  Owner shall make all payments due Contractor via wire transfer to Contractor's account as follows; Wells Fargo Bank, San Francisco, CA, ABA No. 121-000248, For Account: Fluor Enterprises, Account No. 4600-149983.

ARTICLE 5

CHANGES IN THE WORK

5.1              Change Order..   Change Orders may be initiated by either Owner or Contractor in accordance with this Article 5.  The Work, Target Price, Contract Completion Date, Target Cash Flow Budget and any other obligation under this Agreement shall only be adjusted as allowed under this Agreement and any adjustment shall be documented by a Change Order.  It is the desire of the Parties to keep changes in the Work, the Contract Completion Date and the Target Cash Flow Budget at a minimum, but the Parties recognize that such changes may become necessary and agree that they shall be handled as follows.

5.2              Individuals Authorized to Make Changes..   All Change Orders must be approved and signed on behalf of Owner by Owner's Project Manager.  Contractor's Project Director identified in Article 7.2 may approve and sign any Change Order on behalf of Contractor.

5.3              Change Orders.

5.3.1             To the extent that Contractor demonstrates that a change affects adversely Contractor's (or its Subcontractor's) ability to perform the Work, increases the cost of the Work or its other obligations under this Agreement, or causes a delay in the Work Progress Schedule or the Contract Completion Date, Contractor shall be entitled to an appropriate adjustment to the Target Price, Contract Completion Date, Target Cash Flow Budget, Fee (as mutually agreed by the Parties if the cumulative adjustments to the Target Price exceeds ten million dollars, excluding adjustments arising under Section 5.3.2(5) and the cost of spare parts purchased by Contractor under the fourth sentence of Section 2.3) and any other affected obligation under this Agreement.  If any change affects Contractor's ability to achieve Substantial Completion by the Contract Completion Date, Contractor shall at Owner's request prepare a draft Change

                     Order that, to the extent practical, does not adjust the Contract Completion Date, but compensates Contractor, as the case may be, for the effect of such Change by adjusting other milestones in the Work Progress Schedule or other provisions of this Agreement.  Owner shall, in its sole discretion, accept such draft Change Order or direct a change that adjusts the Contract Completion Date.

5.3.2             Contractor shall be entitled to an appropriate adjustment to the Target Price, Contract Completion Date, Target Cash Flow Budget, Fee (as mutually agreed by the Parties if the cumulative adjustments to the Target Price exceeds ten million dollars, excluding adjustments arising under Section 5.3.2(5) and the cost of spare parts purchased by Contractor under the fourth sentence of Section 2.3) and any other affected obligation under this Agreement pursuant to a Change Order in any of the following events, provided Contractor also satisfies the requirements of Article 5.3.1 and 5.3.3 or 5.3.4, as the case may be:  (1) Owner-directed changes pursuant to Article 5.3.3; (2) the occurrence of an Uncontrollable Force; (3) an act or omission of Owner in breach of its obligations under this Agreement; (4) modifications to the Existing Work resulting from the assessment thereof pursuant to Article 2.25; (5) adjustments to the allowances included in the Target Price as of the Effective Date for the water treatment, gas pipeline and well water systems based on the finalization by Owner and Contractor of the subcontracts and scope of work related thereto, (6) the cost of operational  spare parts to be procured under Article 2.3 and Contractor's inability, for reasons beyond its reasonable control, to obtain Spare Parts for testing, start-up and commissioning as contemplated by Article 2.3, (7) any damage to the Owner-Furnished Property that is identified by Contractor during the performance of the Work, other than damage caused by Contractor or its Subcontractors, (8) any material or equipment not set forth in Attachment 1 of Exhibit L that is not provided by Owner as contemplated by Article 2.24.2, (9) any increase in wages, benefits or payroll taxes due to governmental action, (10) modifications to the design criteria required during the performance of the Work by Owner or Owner's vendors with respect to the Existing Work or by changes in Applicable Law or Applicable Codes and Standards and (11) as otherwise provided in this Agreement.

5.3.3             Owner may initiate a change by advising Contractor in writing of the change believed to be necessary or desirable.  As soon as practicable, Contractor shall prepare and forward to Owner a cost estimate and a schedule impact of the change, which shall include any applicable adjustment to the Target Price, Contract Completion Date, Target Cash Flow Budget, Fee (as mutually agreed by the Parties if the cumulative adjustments to the Target Price exceeds ten million dollars, excluding adjustments arising under Section 5.3.2(5) and the cost of spare parts purchased by Contractor under the fourth sentence of Section 2.3), and any effect on Contractor's ability to comply with any of its obligations under this Agreement, including warranties.  Contractor shall also consider any potential adjustments to the Work, the Work Progress Schedule, or the Target Cash Flow Budget that may be undertaken to mitigate the effects of the change.

                     Contractor shall be reimbursed for the costs incurred to prepare any estimate.  Owner shall advise Contractor in writing of its approval or disapproval of the change.  If Owner approves the change, Contractor shall perform the Work as changed.

5.3.4            Contractor may propose changes by advising Owner in writing that in Contractor's opinion a change is necessary.  If Owner agrees, it shall advise Contractor and, thereafter, the change shall be handled as if initiated by Owner, (except that unless otherwise agreed by Owner, Contractor shall not be reimbursed for the cost of preparing estimates for Contractor proposed changes).

5.4              If No Agreement..   If either Owner or Contractor disputes the existence, extent, validity of a change or is unable to reach agreement on the terms of any change in the Work, including, but not limited to, an adjustment in the Target Price or Contract Completion Date, then either Party may notify the other Party that it desires to meet and resolve the dispute in accordance with Article 12.

ARTICLE 6

INSPECTION AND WARRANTY

6.1              Warranty.

6.1.1             Contractor warrants it will perform the Work (other than the portions of the Work described in Articles 6.1.2 and 6.2), in accordance with GECP and in accordance with Applicable Law, and that such Work shall be free of any defect in equipment, materials, and workmanship performed by Contractor and its Subcontractors.  Contractor shall deliver a Fully Dispatchable Facility.  If Contractor fails to meet the standards set forth in this Article 6.1.1 and Owner gives Contractor notice of any such failure or defect as promptly as practicable after discovery of such failure, but in no event later than one (1) year after Substantial Completion of the Facility (the "Warranty Period"), Contractor shall remedy such deficiency as a Reimbursable Cost that is included in the Contract Sum and chargeable against the Target Price, so that such Work conforms to those standards.

6.1.2             Contractor shall assign to Owner or facilitate the assignment of warranties from Teton Industrial Company and MMR Group to Owner with regard to their respective portions of the Existing Work and the Work.  In addition, Contractor shall, for the protection of Owner, demand from all other Subcontractors from which Contractor procures machinery, equipment or materials or Work, warranties and guarantees with respect to such machinery, equipment, materials or Work, which shall be made available to Owner to the full extent of the terms thereof.  Unless otherwise specified in the Contract Documents, all materials and equipment so procured by Contractor shall be new, and both workmanship and material shall be of good quality. Equipment and material which are procured by Contractor, but fail to comply with the requirements of the Contract Documents, shall be removed and replaced with complying equipment and material as a Reimbursable Cost that is included in the Contract Sum and is chargeable against the Target Price to the extent such removal and replacement are not covered by the warranties or guarantees obtained from a Subcontractor.  However, if the progress of Work is such to make such removal impractical, Owner shall have the right to accept it and reduce the Target Price by an amount equivalent to any recovery from the relevant Subcontractor for the difference in its value and the value of complying equipment or material.  Owner may perform such factory or field tests as are deemed necessary to verify that equipment meets the Contract Documents.  Contractor shall be permitted to witness such tests.  Contractor's warranty liability with respect to all machinery, equipment and materials or Work obtained from Subcontractors in connection with the Facility shall be limited to procuring warranties and guarantees from such Subcontractors in the case of machinery, equipment, materials or Work procured as part of the Work, and rendering all reasonable assistance to Owner for the purpose of enforcing applicable warranties and guarantees.  All costs incurred by Contractor in performing such Work shall be Reimbursable Costs that are not included in the Contract Sum and that are not chargeable against the Target Price.  All Subcontractors', manufacturers', and suppliers' warranties and guaranties, express or implied, respecting any part of the Work and any materials used therein shall be deemed obtained by Contractor for the benefit of Owner without the necessity of separate transfer or assignment thereof.  Contractor shall assign such warranties and guaranties to Owner upon Substantial Completion.

6.1.3             All Work repaired or replaced pursuant to this Article 6.1 shall also be subject to the provisions of this Article 6.1 to the same extent as Work originally performed, except that the Warranty Period with respect thereto shall run from the date of completion of the repair or replacement; provided, however, in all cases the Warranty Period shall expire two (2) years following Substantial Completion.

6.1.4             If requested by Owner, Contractor will assist Owner in obtaining and administering any other warranties with respect to the Existing Work and the costs of any such administration will be Reimbursable Costs but will not be included in the Contract Sum and will not be charged against the Target Price.

6.2              Engineering and Design Warranty..   Contractor warrants it will perform its engineering and design Services, as more particularly described in Exhibit A ("Engineering Services") in accordance with the current standards of care and diligence normally practiced by recognized engineering firms in performing services of a similar nature.  Further, Contractor warrants that the engineering and design performed by Duke/Fluor Daniel ("D/FD Engineering Services") as part of the Existing Work have been performed in accordance with the then current standards of care and diligence normally practiced by recognized engineering firms in performing services of a similar nature.  If within one (1) year after Substantial Completion it is shown that there is an error in the Engineering Services or D/FD Engineering Services as a result of either Contractor's or Duke/Fluor Daniel's failure to meet those standards and Owner has notified Contractor in writing of any such error within that period, Contractor shall reperform such Engineering Services or D/FD Engineering Services within the original scope of such services, as may be necessary to remedy such error.  All costs incurred by Contractor in performing such corrective services shall be to the account of Contractor, subject to an aggregate limit of liability of $1,000,000, and such costs shall not be included in the Reimbursable Costs under this Agreement except to the extent such costs exceed such limit of liability amount.  To the extent any Engineering Services or D/FD Engineering Services are reperformed with the result that modifications to the Work are necessary, Contractor shall perform such modifications as a Reimbursable Cost that is included in the Contract Sum and chargeable against the Target Price prior to Final Completion.  After Final Completion and up to the final True-Up, Contractor shall remain available to perform such modifications as a Reimbursable Cost that is included in the Contract Sum and chargeable against the Target Price.

6.3              Inspection and Testing.

6.3.1             All Work shall be subject to reasonable inspection by Owner, or its representatives or consultants at all times to determine whether or not the Work conforms to the Contract Documents.  Contractor shall provide Owner access to the Work wherever located. Owner may visit and inspect the Work, or any part thereof, at any time, and Contractor shall provide safe and proper access for inspection of the Work.  Owner may be present at any test to be performed.  Contractor shall furnish promptly, as a Reimbursable Cost, all reasonable facilities, labor, and materials necessary for the safe and convenient inspection and testing that may be required by Owner.  All inspections and tests by Owner shall be performed in such manner as not to unnecessarily delay the Work.  All such tests and inspections shall not relieve Contractor of its obligations.

6.3.2             If Contractor fails to provide Owner with reasonable opportunity to inspect the Work, and if in the opinion of Owner it is necessary to uncover or dismantle such Work for such inspection, then Contractor shall uncover, dismantle and recover the Work as necessary for such inspection.  If such inspection reveals a defect or deficiency in the Work, Contractor's cost of uncovering, dismantling and recovering the Work shall be a Reimbursable Cost that is included in the Contract Sum and chargeable against the Target Price.  If such inspection does not reveal a defect or deficiency in the Work, Contractor's cost of uncovering, dismantling and recovering the Work shall be a Reimbursable Cost that is not included in the Contract Sum and that is not chargeable against the Target Price.

6.3.3             Where Owner has a reasonable belief that there is a defect or deficiency, even though Contractor has given Owner reasonable opportunity to inspect the Work and Owner subsequently requires uncovering, having made no comment during the original inspection, Contractor shall nevertheless uncover, dismantle and recover the Work as necessary for such inspection.  If such inspection reveals a defect or deficiency in the Work, Contractor's cost of uncovering, dismantling and recovering the Work shall be a Reimbursable Cost that is included in the

                     Contract Sum and chargeable against the Target Price.  If such inspection does not reveal a defect or deficiency in the Work, Contractor's cost of uncovering, dismantling and recovering the Work shall be a Reimbursable Cost that is not included in the Contract Sum and that is not chargeable against the Target Price.

6.4              Correction of Defects..   If Contractor does not take action to correct any defects or deficiencies for which it is responsible under the Contract Documents within a reasonable time after receipt of Owner's written notice thereof, Owner may, as its sole option, (a) terminate or suspend the right of Contractor to proceed with the Work as provided in Article 11.3 "Termination by Owner for Cause" or Article 11.6 "Suspension of the Work", (b) take such corrective action itself or through contract with others (the cost of which shall be included in the Contract Sum), or (c) deduct an equitable amount from the Target Price pursuant to a Change Order for defects or deficiencies in the Work in lieu of correcting Work that was not performed in accordance with the Contract Documents.

6.5              Limitations..   The obligations contained in this Article 6 govern and supersede any other terms in this Agreement which address warranties, guarantees, or the quality of the Work and are Contractor's sole warranty and guarantee obligations and Owner's exclusive remedies with respect thereto.  Contractor makes no other warranties or guarantees, express or implied, including but not limited to warranties of merchantability and fitness for a particular purpose which are expressly disclaimed and waived.  Contractor shall have no warranty obligation or liability for defects in the Work caused by Owner's improper operation or maintenance of the Facility.  Notwithstanding anything herein to the contrary, as between Owner and Contractor, Owner shall be responsible for defects with respect to the Existing Work other than as set forth in Article 6.2.

6.6              Title.

6.6.1             Contractor shall include, as a term of each Subcontract, a warranty that all materials and equipment furnished by its Subcontractors that become part of the Facility or are purchased by Contractor for Owner for the operation, maintenance or repair thereof shall be legally and beneficially owned by the Owner free from any encumbrance whatsoever.  Title to all such materials and equipment shall pass to Owner upon the earlier of (a) delivery to the Site, or (b) the passage of title from a Subcontractor to Contractor under the applicable subcontract, purchase order or other agreement.  Notwithstanding passage of title, Contractor shall retain sole care, custody and control of such materials and equipment and shall exercise due care with respect thereto in accordance with Article 2.13.

6.6.2             In order to protect Owner's interest in all materials and equipment with respect to which title has passed to Owner but which remain in the possession of a third party, Contractor shall follow the directions of Owner with respect to the action to be taken by Contractor to maintain Owner's clear title and to protect Owner against claims by other parties with respect thereto, and the costs incurred by Contractor in so doing shall be a Reimbursable Cost.

6.6.3             So long as Owner pays all amounts due Contractor pursuant to this Agreement,  Contractor agrees that it shall not establish, and shall not allow its employees, agents or Subcontractors to maintain, any contractor's or laborer's encumbrance on the Work or the Facility or any part thereof.

6.6.4             Contractor shall not file or permit any liens on the Work or the Facility without Owner's prior written consent; provided that this clause shall not prohibit Contractor from filing a lien allowed under Applicable Law to secure amounts due from Owner under this Agreement.  Contractor shall follow the directions of Owner with respect to the action to be taken by Contractor regarding any mechanic's or materialmen's liens arising from the Work and Contractor shall if ordered by Owner, as soon as practical discharge any encumbrance filed by any Subcontractor against the Facility based on a claim for payment in connection with the Work, and the costs incurred by Contractor in so doing shall be a Reimbursable Cost.

6.6.5             Contractor shall provide prompt notice to Owner of any encumbrance of which it receives notice.

6.6.6             In the event Contractor fails to discharge any such encumbrance within a reasonable period or otherwise provide Owner with adequate assurances or security with regard to any such encumbrance arising in respect of the Work or the Facility, Owner shall have the right to discharge the same and such costs shall be charged against the Target Price as part of the Contract Sum.

ARTICLE 7

REPRESENTATIVES AND NOTICES

7.1              Owner's Project Manager..   Owner appoints the following individual as its "Owner's Project Manager":

Name:	Jimmy L. Gonzales
Address:	PNM 2401 Aztec NE MS Z110 Albuquerque, NM 87107
E-mail:	jgonzal3@pnm.com
Telephone:	(505) 855-6326
Cell Phone:	(505) 681-0964
Fax:	(505) 855-6320

The Owner's Project Manager shall be authorized to act on behalf of Owner, with whom Contractor may consult at all reasonable times, and whose instructions, requests, and decisions shall be binding upon Owner as to all matters pertaining to this Agreement and the performance of the Parties hereunder.  Without limiting the foregoing, the responsibilities of Owner's Project

Manager shall encompass but not be limited to (1) issuance of instructions, (2) interpretation of plans, (3) review and inspection of Contractor's Work, (4) rejection of nonconforming Work, (5) determination of when the Work is complete, (6) approval of progress payments and final payment, and (7) approval of certain Change Orders as set forth in Article 5 "Changes in the Work".  All communications from Contractor to Owner shall be directed to Owner's Project Manager and all communications from Owner to Contractor shall be directed from the Owner's Project Manager. Owner may appoint another person as Owner's Project Manager at any time by written notice to Contractor from the current Owner's Project Manager. Directions from the Owner's Project Manager shall be deemed to be the direction of each and every Owner, and Contractor shall be entitled to rely upon same.

7.2              Contractor's Project Director..   Contractor appoints the following individual as its "Project Director" in charge of Contractor's performance and execution of the Work:

Name:	Richard Meserole
Address:	Fluor Enterprises, Inc. One Fluor Daniel Drive Sugar Land, TX 77478-3899
E-mail:	richard.meserole@fluor.com
Telephone:	(281) 263-2038
Cell Phone:	(281) 705-9990
Fax:	(281) 263-5567

All instructions, requests for Change Orders and all other communications from Owner to the Contractor shall be directed to the Project Director.

7.3              Notices..   Except as expressly provided otherwise herein, any formal notice, demand, or request provided for in the Contract Documents shall be in writing and shall be deemed properly made if personally delivered, delivered by courier, or sent by first-class mail, postage prepaid, or by facsimile to the facsimile number to the person specified above and shall be deemed received, if personally delivered, or delivered by courier, upon delivery, and if mailed, on the third Business Day following deposit in the U.S. mail, and if sent by facsimile, upon transmission (electronic transmission to the e-mail address specified above may be done in addition to delivery of a paper copy).

7.4              Changes..   Each Party shall provide the other Party with notice when its respective address, contact person, telephone number, e-mail address, or facsimile number changes to which notices are to be sent.

7.5              Ordinary Course..   Nothing contained herein shall preclude the transmission of routine invoices or correspondence, messages and information between the Parties by a representative of a Party in the ordinary course of performing their respective obligations under the Contract Documents.

ARTICLE 8

PRIOR WORK AND WORK SITE

8.1              Prior Work and Site Investigation..   Contractor is familiar with the status of Facility construction, the Plant Site and conditions therein.  Contractor accepts, as part of the Work and subject to the warranties of this Agreement, the D/FD Engineering Services previously provided, but not any portion of the Facility that was procured or constructed as of the date of this Agreement.  Notwithstanding the fact that Contractor may have received certain Site information from Owner but subject to the assessment contemplated by Article 2.25, Contractor represents to Owner that Contractor has independently satisfied itself as to the status of completion, nature and location of the Work, the general and local conditions, particularly those bearing upon transportation, disposal, and handling and storage of materials, availability of labor, water, electric power, roads, and uncertainties of weather, river stages, or similar physical conditions at the Site, the conformation and conditions of the ground, the character, quality, and quantity of surface and subsurface materials to be encountered as reflected in the geotechnical reports.

8.2              Lines and Grades..   Contractor shall establish construction base lines and bench marks for the Work.  Said base lines and bench marks, and all stakes or other markers established shall be preserved by Contractor until their removal is authorized by Owner. Owner may, from time to time, check the layout of Contractor, but such checking shall in no way relieve Contractor of its responsibility for the accuracy of the Work.  Contractor shall provide, at the request of Owner and as a Reimbursable Cost, competent personnel to assist in this checking.

8.3              Specifications and Drawings..   Contractor shall maintain at the Plant Site a copy of the "approved for construction" working specifications and drawings (including "as-built drawings") applicable to the Work with all changes and modifications, and shall at all times, give Owner access thereto.  Anything mentioned in the specifications and not shown on the drawings or shown on the drawings and not mentioned in the specifications, shall be of like effect as if shown or mentioned in both.

8.3.1             "As-Built" Drawings.  Contractor shall provide and keep at the Plant Site a complete "as-built" record set of drawings (also called "record drawings") that shall be updated periodically.  The drawings shall reflect exact and actual "as-built" conditions of construction, installation, and erection as it progresses.  Where drawings are not adequate to show "as-built" conditions, Contractor shall prepare sketches which delineate the necessary "as-built" information.  Contractor shall furnish two (2) sets of all paper "blue-line" prints "approved" drawings for use in accomplishing specified mark-up.  Final "as-built" drawings, and a computerized disk of such drawings, shall be delivered to Owner by Contractor on or before Final Completion.  Notwithstanding the foregoing, with respect to the Existing Work, Owner has provided Contractor with certain "as-built" drawings and Contractor's responsibilities with respect to such drawings shall be limited to updates as necessary to reflect modifications to the Existing Work or conditions identified by Contractor through the course of performance of the Work.

8.4              Use of Premises..   Contractor shall confine the storage of materials and construction equipment in connection with the Work in accordance with all applicable ordinances, regulations, and laws and Contractor's safety procedures.  Contractor shall provide adequate safety barriers, signs, lanterns, and other warning devices and services to properly protect any person having access to or near the areas where Work is being performed at the Site.  Contractor shall follow Owner's instructions concerning the location of signs and posters, the time and location of the burning of debris, and any other similar nuisance items.

8.5              Cleaning Up..   Contractor shall, at all times, keep the Plant Site and other locations on the Site where the Work is performed, including storage areas used by it, in a clean and orderly condition and (free from weeds inside the Plant Site), combustible debris, and waste materials.  Upon completion of the Work, Contractor shall remove all rubbish from and about the premises and restore the Plant Site, other locations on the Site where the Work is performed and material storage locations at the Site to their original condition with special respect to ruts, and debris of all kinds.  Contractor, unless otherwise directed, shall return all unused material, to an Owner designated storage area at the Plant Site.

8.6              Underground Facilities..   Contractor shall be familiar with the requirements of the respective underground facility laws of the State of New Mexico.  Contractor shall identify (through "as-built" drawings, inspection or otherwise) to the extent necessary to perform the Work all underground facilities in the areas on the Site where Work is to be performed, including, but not limited to, gas, electric, telephone, water, drain lines, sewer, and the like.  Contractor will take the necessary steps to safeguard these underground facilities.  With respect to areas outside of the Plant Site, Contractor may rely on third parties, as necessary and appropriate, and in compliance with Applicable Laws.  Contractor shall notify the Owner's Project Manager, who will file a report of accident with the local Owner office at the time of any damage.

8.7              Other Contracts..   Owner may undertake or award other contracts for additional work at or near the Site.  Contractor shall fully cooperate with the other contractors and with Owner employees, and carefully coordinate scheduling and performing the Work to accommodate the additional work, heeding any direction that may be provided by Owner.  Contractor shall not commit nor permit any act that will interfere with the performance of work by any other contractor or by Owner employees.

ARTICLE 9

[INTENTIONALLY OMITTED]

ARTICLE 10

COMPLETION OF THE WORK

10.1          Mechanical Completion.

10.1.1           Mechanical Completion shall occur with respect to the Facility when the following requirements have been satisfied:

(a)                Contractor has constructed and installed all materials, equipment, components and systems constituting the Facility (except for completion of minor portions of the Work such as painting, final grading, final insulation, and any other portion of the Work not affecting the reliability, dependability, operability, safety, and mechanical and electrical integrity of the Facility) in all material respects in accordance with the Agreement;

(b)               Contractor has made available for inspection by Owner all Facility systems necessary to begin Performance Tests in accordance with procedures mutually agreed to at the time by Contractor and Owner;

(c)                the Work is mechanically and electrically sound, all systems have been flushed, cleaned out and filled as necessary and all required pre-operations checking and testing has been completed satisfactorily and all systems have been started up in accordance with procedures mutually agreed to at the time by Contractor and Owner; and

(d)               all systems and subsystems have been installed, the equipment and systems included therein can be operated in a manner that does not void any Subcontractor or system warranty and Contractor has made the Facility available for synchronization.

10.1.2          When Contractor believes that the requirements of Mechanical Completion have been met, Contractor shall issue a notice of Mechanical Completion to Owner.  Within five (5) Days after receiving such notice of Mechanical Completion, Owner shall advise Contractor, in writing, with reasonable precision, of any known reason(s) to believe that Contractor has not met the criteria for Mechanical Completion.  If Owner advises of any such reason(s), Contractor shall then take appropriate corrective action and again notify Owner, in writing, that the Facility has achieved Mechanical Completion.  Owner shall have five (5) Days after receipt of such notification to advise Contractor of any remaining known reason(s) under the preceding paragraph why Contractor has not met the criteria for Mechanical Completion.  This process shall be repeated as necessary until Owner agrees that no such reasons remain.  If Owner fails to notify Contractor of any such known reasons within the allotted time, the Facility shall be deemed to have achieved Mechanical Completion.  Otherwise, Mechanical Completion shall not be achieved until Owner and Contractor agree that all of the criteria for Mechanical Completion have been achieved.

10.2          Performance Testing.

10.2.1           Contractor may commence the Performance Tests any time after achieving Mechanical Completion of the Facility.

10.2.2           Contractor shall provide Owner with its schedule of Performance Tests, and its expected requirements for natural gas for such tests, at least sixty (60) days prior to the scheduled commencement date of those tests.  Contractor shall provide Owner with notice at least twenty (20) days prior to the date on which it intends to commence the Performance Tests and again forty-eight (48) hours in advance of the initial test.

10.2.3           Contractor shall furnish reports of all successful Performance Tests to Owner and to others as may be reasonably requested by Owner.  Contractor shall provide access to available data for unsuccessful test and re-tests only upon Owner's request.

10.2.4           Contractor shall maintain qualified personnel on the Site to supervise the activities of operating personnel regarding the operation and maintenance of the Facility until turnover upon Substantial Completion, and to provide technical direction for any Performance Tests including any re-testing periods following Substantial Completion.

10.2.5           At any time during and promptly after completion (whether or not apparently successful) of the Performance Tests (including without limitation any re-run of such tests), Owner shall advise Contractor and Contractor shall advise Owner in writing of any defects and deficiencies in the Facility or in its performance that were discovered or observed during such tests that render any of the Performance Tests results inaccurate and thus make such test unsuccessful.  Contractor shall, as a Reimbursable Cost, correct such defects and deficiencies and promptly advise Owner of such correction, specifying the measures taken and, if such defects and deficiencies require re-running of those tests, the date on which the Facility will be ready for the applicable Performance Tests to be re-run.  Subject to the further provisions of this Agreement, such tests shall thereafter be re-run promptly and the procedure set forth above in this Article 10.2 shall be repeated until all Performance Tests have been satisfactorily completed and all such defects and deficiencies have been corrected.

10.3          Substantial Completion.

10.3.1           Substantial Completion shall occur on the date on which:  (i) Mechanical Completion has occurred, (ii) the Performance Tests required for Substantial Completion in Exhibit A have been completed, (iii) the Facility has achieved 95% or more of the Target Performance Criteria for Facility output and 105% or less of the Target Performance Criteria for Facility heat rate, (iv) a thirty (30) hour continuous operation of the Facility has been demonstrated in accordance with the continuous operation test as described in Exhibit A, and (v) there are no known items of uncompleted Work as of such date that would prevent compliance with the criteria in Article 10.1.1(a), (c) and (d);

10.3.2          When Contractor believes it has achieved Substantial Completion of the Facility, Contractor shall tender a certificate of Substantial Completion to Owner in substantially the form attached hereto as Exhibit F-1, together with documentation sufficient for independent verification. Owner shall accept or reject Contractor's certification of Substantial Completion in writing within five (5) Business Days after receipt of Contractor's tender.  If Owner fails to notify Contractor of any such known reasons within the allotted time, the Facility shall be deemed to have achieved Substantial Completion.  If Owner rejects Contractor's certification of Substantial Completion, Owner shall identify its reasons for rejection in detail sufficient for verification and thereafter Contractor shall:

(a)                take prompt corrective action, as necessary, to achieve the requirements of Substantial Completion, and then submit a new certification of Substantial Completion to Owner as provided for above; or

(b)               disagree with Owner's reasons for such rejection, promptly notify Owner, and the Parties shall attempt to resolve the disagreement without delay.  If the disagreement cannot be resolved within five (5) Business Days, then Contractor may cease further Performance Testing and seek a determination whether or not Substantial Completion has been achieved under Article 12 "Dispute Resolution".

10.3.3          Notwithstanding the obligations of Contractor set forth in Articles 10.3.1 and 10.3.2, if Contractor is unsuccessful in meeting the Target Performance Criteria for the Facility after reasonable efforts to do so within ninety (90) days of the commencement of initial Performance Tests, Contractor shall not be obligated to continue to run Performance Tests.  In such case, Owner and Contractor shall discuss alternatives that may be available to Owner that may remedy the problems that Owner and Contractor have encountered during the attempted Performance Tests.  Contractor's costs of implementing any such alternative(s) that are agreed upon shall be Reimbursable Costs that are not included in the Contract Sum and not chargeable against the Target Price.

10.4          Punch List..   At the time of submitting a certificate of Substantial Completion, Contractor shall prepare and submit to Owner a Punch List and an estimate of costs necessary to complete the Punch List. Owner shall have five (5) Business Days from receipt of said Punch List to provide any comments to the Punch List.  The Parties shall review the Punch List and discuss the items to be included in a mutually agreed Punch List, with an estimate of the cost to complete the Punch List items.  Contractor shall diligently pursue completion of the Punch List within sixty (60) days following Substantial Completion as a Reimbursable Cost and shall notify Owner in writing upon Contractor's determination that Punch List Work is complete. Owner shall have five (5) Business Days to accept or reject Contractor's determination that the Punch List Work is complete.  If Owner rejects Contractor's determination, then Contractor may seek a determination whether or not the Punch List Work is complete under Article 12 "Dispute Resolution".

10.5          Final Completion.

10.5.1           Final Completion shall occur on the date on which:  (a) Mechanical Completion has occurred for the Facility, (b) Substantial Completion has occurred for the Facility, and (c) all other requirements for final payment under Article 4 have been completed, including completion of all Work remaining on the Punch List.

10.5.2           When Contractor believes it has achieved Final Completion, Contractor shall tender a certificate of Final Completion to Owner substantially in the form attached hereto as Exhibit F-2, and shall submit a request for final payment pursuant to Article 4 "Compensation". Owner shall accept or reject Contractor's determination of Final Completion in writing within five (5) Business Days after receipt of Contractor's tender.  If Owner fails to notify Contractor of any such known reasons within the allotted time, the Facility shall be deemed to have achieved Final Completion.  If Owner rejects Contractor's determination of Final Completion, Owner shall identify its reasons for rejection in detail sufficient for verification and thereafter Contractor shall:

(a)      take prompt corrective action, as necessary, to achieve the requirements for Final Completion, and then submit a new determination of Final Completion to Owner as provided for above; or

(b)      disagree with Owner's reasons for such rejection, promptly notify Owner, and the Parties shall attempt to resolve the disagreement without delay.  If the disagreement cannot be resolved within five (5) Business Days, then Contractor may seek a determination whether or not Final Completion has been achieved under Article 12 "Dispute Resolution".

ARTICLE 11

DEFAULT AND TERMINATION

11.1          Contractor Default..   Contractor shall be deemed to be in default if it at any time during the performance of the Work Contractor shall:

(a)                Materially fail to prosecute the Work or any portion thereof with sufficient diligence or otherwise commit a substantial breach of any material provision of this Agreement and Contractor does not commence and diligently proceed to cure such failure or breach within fifteen (15) calendar days following delivery of a notice from Owner to Contractor to remedy such failure or breach;

(b)               Become insolvent or make a general assignment for the benefit of its creditors;

(c)                File a petition in bankruptcy or have a petition in bankruptcy filed against it or an attachment or execution levied upon any of its property used hereunder, or have a receiver for its business appointed on account of the condition of such business or of insolvency;

(d)               Have any legal proceeding taken against it that interferes with the diligent and efficient performance and satisfactory completion of the Work and Contractor does not succeed in having such legal proceeding dismissed or stayed within fifteen (15) calendar days following delivery of a notice from Owner to Contractor requesting Contractor to do so;

(e)                Materially disregard or fail to comply with laws, ordinances, rules, regulations, or orders of any public authority having jurisdiction and Contractor does not commence and diligently proceed to cure such failure within fifteen (15) calendar days following delivery of a notice from Owner to Contractor to remedy such failure;

(f)                 Attempt to assign this Agreement without obtaining Owner's prior consent; or

(g)                Failure to make an undisputed payment to Owner when due hereunder and Contractor does not cure such failure within five (5) Business Days following delivery of a notice from Owner to Contractor to remedy such failure;

11.2          Right to Terminate for Cause..   If at any time Contractor shall be deemed in default pursuant to Article 11.1 "Default", Owner may elect to terminate this Agreement in accordance with Article 11.3 "Termination by Owner for Cause".

11.3          Termination by Owner for Cause..   If Owner elects to terminate this Agreement due to Contractor's default under the terms of Article 11.1, Owner shall give written notice of termination to Contractor specifying the date of termination, which date shall provide Contractor with a reasonable period during which Contractor is able to demobilize, which period shall be no shorter than ten (10) Business Days.  Owner may, at its option, (a) take possession of the Site and take possession of or use all materials, equipment, tools, and construction equipment and machinery owned by Contractor to maintain the orderly progress of, and to finish the Work; or (b) finish the Work by whatever other reasonable method it deems expedient.

11.3.1           Upon any such termination for cause, Contractor shall be compensated for all Reimbursable Costs incurred for Work then performed.  In the event that Owner uses any of Contractor's equipment or tools, Owner shall return the same to Contractor in good condition and repair, reasonable wear and tear excepted, and shall pay Contractor for the use thereof as provided in Article 4.  If the difference between the Target Price and the balance of the Contract Sum through the date of such takeover by Owner exceeds the cost of finishing the Work and any other extra costs or damages incurred by Owner in completing the Work, or otherwise as a result of Contractor's default, Contractor shall be compensated for the earned portion of the Fee provided for in Article 4, prorated for the month based upon when the effective date of the termination occurs in addition to the above Reimbursable Costs.  If such costs of finishing the Work and any other extra costs or damages incurred by Owner in completing the Work, or otherwise as a result of Contractor's default, exceed the sum of [*] plus the difference between the Target Price and the balance of the Contract Sum through the date of such takeover by Owner, such excess shall be deemed an Overrun and Contractor shall pay [*] of such excess costs to Owner, subject to the limitation on Contractor's responsibility for Overruns as set forth in Article 4.4.  These obligations for payment shall survive termination of this Agreement.

11.3.2           Termination of the Work in accordance with this Article shall not relieve Contractor of its responsibilities for Work performed.

11.3.3           If Owner terminates Contractor for default under this Article, and it is later determined that Contractor was not in default, then such termination shall be deemed a termination for convenience pursuant to Article 11.4.

11.4          Termination by Owner for Convenience..   Owner may, upon thirty (30) calendar days advance written notice to Contractor, suspend, abandon, or terminate the Work, or any portion thereof, and terminate this Agreement, for any reason whatsoever including for the convenience of Owner without regard to whether or not Contractor has defaulted or failed to comply with the provisions of the Contract Documents.

11.4.1           If Owner terminates the Work, or any portion thereof for convenience, Owner shall pay Contractor for all Reimbursable Costs for the parts of the Work done prior to the effective date of termination, including materials provided, plus any Subcontractor or vendor cancellation costs, plus an amount for the Contractor's substantiated, reasonable direct costs necessarily incurred in preparation for the parts of the Work not yet performed and in shutting down its operations; plus an amount for a reasonable part of the Fee which Contractor would otherwise have earned for the percentage of Work performed prior to such termination.  Contractor shall not be entitled to any other costs or damages whatsoever arising out of Contractor's performance of the Work and the termination by Owner for convenience.

11.5          Stopping Work..   When Owner terminates the Work in accordance with Article 11.3 "Termination by Owner for Cause" or 11.4 "Termination by Owner for Convenience", Contractor shall take the actions set forth below.

11.5.1           Unless Owner directs otherwise, after receipt of a written notice of termination for either cause or convenience, Contractor shall promptly:  (1) stop performing Work on the date and as specified in the notice of termination; (2) place no further orders or subcontracts for materials, equipment, services or facilities, except as may be necessary for completion of such portion of the Work that is not terminated; (3) cancel all orders and subcontracts, upon terms acceptable to Owner, to the extent that they relate to the performance of Work terminated; (4) assign to Owner all of the right, title, and interest of Contractor in all orders and subcontracts; (5) deliver completed Work to Owner and take such action as may be necessary or as directed by Owner to preserve and protect the Work, Site, and any other property related to the Work in the possession of Contractor in which Owner has an interest; and (6) continue performance only to the extent not terminated.

11.5.2           In the case of any termination, Contractor shall proceed with the orderly demobilization and close out of the Work, and the costs for such services shall be Reimbursable Costs.

11.6          Suspension of the Work..   Owner may, for any reason, at any time suspend the carrying out of the Work or any part thereof by ten (10) Business Days advance written notice to Contractor.  Any such notice shall specify the date of suspension, the expected duration of the suspension and any other information relevant to the scope of work being suspended.  Whereupon Contractor shall suspend the carrying out of the Work or any part thereof for such time or times and in such manner as Owner may require.  During any such suspension, Contractor shall properly protect and secure the Work in such manner as Owner may reasonably require.  Unless otherwise instructed by Owner, Contractor shall, during any such suspension, maintain its staff and labor on or near the Site and otherwise be ready to proceed with the Work upon receipt of Owner's further instructions.  Should the Work be so suspended, Contractor shall be paid for all costs incurred in accordance with the provision of Article 4 and the applicable portion of the Fee earned for Work performed to the date of suspension and through demobilization, including any suspension or cancellation charges by Subcontractors.  When a suspension equals or exceeds one hundred eighty (180) Days in the aggregate, Contractor may elect to treat such suspension as a Cancellation for Convenience of Owner pursuant to Article 11.4.  Owner and Contractor shall negotiate a Change Order to address the impact of any suspension by Owner hereunder on the Target Price, the Work Progress Schedule and Contract Completion Date in accordance with Article 5 "Changes in the Work" of the Agreement.

11.7          Owner Default..   Should any Owner Party become insolvent or bankrupt and the other Owner Parties do not provide Contractor with reasonable assurance of their continued willingness and ability to perform the obligations of Owner hereunder or should Owner commit a breach or default of any of the covenants or obligations hereunder and (a) fail to remedy the same within ten (10) calendar days after written notice thereof from Contractor if the breach constitutes a failure to pay money, or (b) fail to commence proceedings to remedy the same within ten (10) calendar days after written notice thereof from Contractor and thereafter to proceed diligently in remedying the same if the breach is other than to pay money, then Contractor may, at its option, suspend performance or terminate this Agreement.  Should Contractor so suspend or terminate this Agreement, it shall be paid for all costs incurred and Work performed to the date of suspension/termination in accordance with the provisions of Article 4, including any cancellation charges by Subcontractors, and the cost of all standby and demobilization/remobilization expenses plus the earned portion of the Fee provided for in Article 4.

11.8          Delivery of Documents..   Upon the suspension or termination of this Agreement, in whole or in part, pursuant to either Article 11.3 "Termination by Owner for Cause", 11.4 "Termination by Owner for Convenience", 11.6 "Suspension of the Work" or 11.7 "Owner Default", Contractor shall execute and deliver all such instruments and take all such steps, including assignment of its contractual rights with third parties, as may be required to fully vest in Owner all right, title, and interest in all Work, including but not limited to all plans, specifications, deliverables, materials, and equipment procured and all contractual rights, and/or cancel or terminate, at Owner's option, such of those contractual rights including, but not limited to, subcontracts and purchase orders as may be requested in writing by Owner.

ARTICLE 12

DISPUTE RESOLUTION

12.1          Dispute Resolution..   Initially, Owner's Project Manager and Contractor's Project Director shall attempt to resolve any dispute that may arise in connection with this Agreement.  If they are unable to resolve the dispute within ten (10) days, either Party may, by notice, refer the dispute to the senior management of the Parties for resolution.  If the senior management of the Parties are unable to resolve the dispute within ten (10) days of meeting initially to resolve the dispute, the dispute may be submitted to mediation upon the mutual agreement of the Parties.  In the event the Parties do not agree to mediate the dispute or are unable to resolve the dispute through mediation and the aggregate amount of the claim (including counterclaims) is less than One Million Dollars ($1,000,000.00), then the dispute shall be resolved by binding arbitration.  Such arbitration shall be governed by the New Mexico Uniform Arbitration Act, NMSA 1978 § 44-7A-1, et seq. as amended.  A Party electing to submit a dispute to arbitration shall give the other Party a timely Demand for Arbitration pursuant to Article 7.3 "Notices" and such Demand for Arbitration shall describe the nature of the dispute and the amount in controversy.  The Parties shall then jointly select an arbitrator and failing such mutual agreement, the arbitrator shall be appointed by a New Mexico State District Court Judge.  The arbitration shall be held in Albuquerque, New Mexico.  Discovery shall be by agreement of the Parties or as ordered by the arbitrator, provided that the Parties shall comply with the following minimum discovery requirements: at least thirty (30) calendar days prior to the arbitration, the Parties shall exchange copies of all exhibits to be used at the arbitration, all project documents in any way related to the dispute, a list of witnesses and a summary of the matters as to which each witness is expected to testify.  A reasonable number of depositions may be taken.  All costs of mediation and arbitration (including the fees of the mediator and arbitrator) shall be split equally by the Parties, except that the Parties shall be responsible for payment of their own attorney fees, expert fees, preparation fees, travel costs, witness fees, photocopying and similar costs.  This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law of the State of New Mexico.  Indemnity claims are not subject to mandatory arbitration.  If the aggregate amount of the claim in dispute exceeds One Million Dollars ($1,000,000.00), then the Parties may agree to submit the matter to binding arbitration under the New Mexico Uniform Arbitration Act, NMSA 1978 § 44-7A-1, et seq. as amended, and failing such agreement, either Party may bring an action only in the federal or state courts of New Mexico (however, indemnity claims against a Party may also be brought in any court or tribunal in which the other Party is initially sued).  Nothing in this Article shall affect a Party's right to terminate this Agreement pursuant to Article 11 "Default and Termination".

12.2          Waiver of Jury Trial..   To the full extent permitted by law, Owner and Contractor hereby knowingly, voluntarily and intentionally waive any rights they may have to a trial by jury in respect to any litigation based hereon, or arising out of, under, or in connection with, this Agreement, or any course of conduct, course of dealing, statements (whether oral or written) or actions of Owner or Contractor.  The Parties acknowledge and agree that they have received full and sufficient consideration for this provision and that this provision is a material inducement for each Party entering into this Agreement.

ARTICLE 13

INDEMNITY AND LIMITATIONS OF LIABILITY

13.1          General Liability; Indemnification..   Contractor shall indemnify and hold harmless Owner, including its officers, employees or agents, for bodily injury to or death or damage to third party property only to the extent that the liability, damages, losses or costs are caused by, or arise out of, the negligence or willful misconduct of Contractor or its officers, employees or agents in the performance of the Work.

13.2          Liability for Owner Property..   Except as provided in Article 2.13, the Parties agree that Owner's property insurance will cover all risks, damage and losses to property owned by or in the custody of Owner prior to Substantial Completion.  After Substantial Completion, Owner's property insurance, which is to be provided pursuant to Article 15.4, will cover all risks, damage and losses to property owned by or in the custody of Owner.  Deductibles for losses covered under the property coverage and non-covered losses shall be paid by Owner and Owner hereby releases Contractor from any liability for property damage arising from the ownership, use or operation of the Facility or any part thereof, subsequent to the transfer of care, custody and control to Owner.  If at any time the Owner Parties are not the sole owners of the Facility or existing property at the Site or operators of the Facility, Owner shall obtain waivers and releases from such other owners or operators sufficient to provide to Contractor the same protection from liability for loss or damage that would be afforded to Contractor under this Agreement as if Owner were the sole owner or operator.

13.3          Trespass..   Contractor shall be solely responsible for any act of trespass or any injury to adjacent third party property, resulting from or in connection with Contractor's performance of the Work.  Contractor shall be liable for any claims that may arise from Contractor's deposit of debris of any kind upon adjacent property.

13.4          Intellectual Property Rights Infringement Indemnity..   Contractor warrants that none of the Work performed by Contractor, or the documents, goods or equipment produced, designed, fabricated, or assembled by Contractor pursuant to this Agreement infringe upon or violate any patent, copyright, trade secret, or any other intellectual or proprietary rights of any third party.  If any third party makes a claim or commences a proceeding against Owner regarding the Work, alleging such an infringement or violation, then subject to this Article 13.4, Contractor shall indemnify, defend and save harmless Owner, its directors, officers, employees, agents and affiliates from and against all damages and costs incurred by or awarded against Owner (including court costs and reasonable attorney's fees).  Contractor agrees to include, as a term or condition of each purchase order employed by it in the performance of the Work, a patent indemnification provision extending from the Subcontractor under such purchase order to Owner and Contractor and to render such assistance to Owner as may be reasonably required on a Reimbursable Cost basis to enforce the terms of such indemnification by such Subcontractors. Owner will notify Contractor if any such claim is made or proceeding is commenced.  Owner may, at its option, be represented by separate legal counsel in any such claim or proceeding, however, Contractor shall not be obligated to reimburse Owner the costs and expenses incurred by Owner in being so represented.  If the use of any of the Work, or the results of such Work, or documents, goods, or equipment, or any part thereof, furnished under this Agreement in connection with the Work is held in any such claim or proceeding to constitute an infringement and/or is enjoined, whether temporarily or permanently, Contractor shall, at its sole cost and expense,  do any of the following (the selection of which shall be at the sole discretion of the Contractor):

(a)                 Procure for Owner the right to use the Work or results of such Work or such documents, goods and equipment; or

(b)                Replace the Work or the results of such Work or such documents, goods, or equipment with non-infringing Work, documents, goods or equipment having the equivalent functionality as the infringing or allegedly infringing Work, documents, goods or equipment; or

(c)                 Modify such Work, documents, goods, or equipment so as to make them non-infringing, but equivalent in functionality.

13.5          Owner's Use of Drawings and Specifications..   Drawings and specifications prepared by Contractor pursuant to this Agreement, which Owner may require Contractor to supply in accordance with the Agreement, shall become the property of Owner, and Owner agrees to use the information contained therein solely for the purpose of facilitating or completing construction, maintenance, operation, modification and repair of the Facility (and not for duplication of the Facility, in whole or part) and agrees not to disclose the same or information contained therein to third parties (other than employees, agents or consultants of Owner) for any other purpose, without written notification to Contractor.  In the event Owner uses such information for any other purpose, Owner agrees to release, defend, indemnify and hold Contractor harmless from and against any liability arising out of claims or suits asserted against Contractor even though such claims or suits may be based on allegations of negligence of Contractor.  Nothing herein shall be construed as limiting Contractor's ownership of all rights to use its basic know-how, experience and skills, whether or not acquired during performance of the Work or to perform any engineering design or other Work for any other party.

13.6          Consequential Damages..   Contractor shall not be held responsible for consequential, incidental, special or indirect damages, including without limitation, liability for loss of use of the Facility, or Owner's existing property, loss of profits, interest, product or business interruption, increased costs of operations and maintenance or staffing needs, however the same may be caused.  The waiver in this Article does not apply to the indemnity obligations of Contractor for any third party claims that may arise under Article 13.1.

13.7          Limitation of Liability..   Except for [*], Contractor's aggregate liability to Owner arising from this Agreement and the Work shall in no event exceed [*], and Owner releases Contractor from any liability and damages in excess of such amount.  Contractor shall have no obligation to Owner with respect to any damage or loss to property caused by the perils of war, insurrection, revolution, nuclear reaction, or other like perils as may be excluded under the scope and limits of the insurance coverage provided pursuant to Article 15.2.  To the extent allowed by Applicable Law and except as otherwise specifically provided in this Agreement, indemnities against, releases from, assumptions of and limitations of liability expressed in this Agreement, as well as waivers of subrogation rights, shall apply even in the event of the fault, negligence or strict liability of the Party indemnified or released or whose liability is limited or assumed or against whom rights of subrogation are waived and shall extend to the officers, directors, employees, licensors, agents, partners and related entitles of such Party and its partners and related entities.

ARTICLE 14

DRUG, ALCOHOL, SAFETY AND HAZARDOUS MATERIALS

14.1          Drug and Alcohol Policy..   During the term of the Agreement, Contractor is required to have in place, and comply with a drug and alcohol policy that meets or exceeds the requirements and procedures contained in Owner's drug and alcohol policy, a copy of which is attached hereto as Exhibit J.   Owner's policy description states:  "It is the policy of the Owner to provide a work environment that is free from the use, consumption, possession, sale or distribution of illegal drugs or alcohol and from the misuse of legal drugs on the Owner's premises, including vehicles used on Owner business. Accordingly, the Owner requires that employees and contractors alike will be subject to testing to determine the presence of illegal drugs, alcohol or inappropriately used legal drugs while performing Owner business. Consumption of alcohol during employee breaks or lunch is strictly prohibited. Employees must be fit for duty and not be under the influence of alcohol or controlled substances (without a valid prescription for the controlled substances) when employees present for Owner duty and at all times while at work or on duty or when on Company Premises."  Contractor's policy shall include: reasonable testing procedures, full compliance with all Department of Transportation requirements for covered functions.  Further, Contractor is responsible for testing and other related costs, for providing all required reports to any government agency, and, at Owner's request, Contractor shall make its Policy and drug/alcohol testing statistics available to Owner's drug and alcohol testing program administrators as identified by Owner from time to time.

14.2          Safety Materials..   Contractor agrees and warrants that all materials supplied by Contractor and articles and/or Work provided by Contractor in connection with the Work meet the safety standards established and promulgated under the Federal Occupational Safety and Health Act of 1970 and, if applicable, the Federal Motor Carrier Safety Act, or under any Applicable Law of a state in lieu thereof, for the protection of employees who will be affected by the use or performance of said articles and/or Work.  Contractor shall comply with all federal, state, and local rules and regulations governing safety and the safe operation of commercial motor vehicles and the safe performance of the Work.

14.3          Safety Precautions..   Contractor shall be solely responsible for initiating, maintaining and supervising all safety precautions and programs concerning the performance of the Work in accordance with all Applicable Laws.  Contractor shall provide and be directly responsible for its own safety program for its employees and for the safe operation of its own vehicles and equipment.  Contractor shall furnish Owner with a copy of its Safety Manual which has been compiled and designed for the Facility.  Contractor shall comply with its own safety manual.

14.3.1           In carrying out its responsibilities according to the Contract Documents, Contractor shall (a) protect the lives and health of employees performing the Work and other persons who may be affected by the Work; and shall erect and maintain all reasonable safeguards for such safety and protection; (b) prevent damage to materials, supplies, and equipment whether on-site or stored off-site; (c) prevent damage to other property at the Site or adjacent thereto; and (d) notify Owner's Project Manager when prosecution of the Work may affect owners of adjacent properties and utilities.

14.3.2           Accident Reporting. In case of an accident involving Contractor and the Work, a written notice shall be prepared by Contractor and one copy thereof given to Owner within twenty-four (24) hours of the occurrence of the accident.  Verbal notification of any serious or fatal injuries shall be provided within three (3) hours of the injury.

14.3.3           In the event Owner has a reasonable objection to any employee of Contractor, Contractor shall investigate and take appropriate disciplinary action, up to and including removal of the employee from Owner's premises.

14.4          Hazardous Materials

14.4.1           No Hazardous Materials to Be Brought on to Site.  Contractor shall not, nor shall it permit or allow any Subcontractor to bring Hazardous Materials on the Site and shall bear all responsibility and liability for such materials; provided, however, that Contractor and its Subcontractors may bring onto the Site such Hazardous Materials as are necessary to perform the Work so long as the same is done in compliance with Applicable Laws and Contractor shall remain responsible and strictly liable for the management, transportation, treatment and disposal of all such Hazardous Materials.  Contractor shall notify Owner prior to bringing any Hazardous Materials on to the Site and shall provide Owner's Project Manager (or his designated representative), the following information with respect to any Hazardous Materials:  (a) material safety data sheet ("MSDS"), (b) quantity (volume/mass), (c) length of time on Site, (d) container type; and (e) disposal location if disposed or otherwise managed.  Contractor shall require all Subcontractors and suppliers to provide the information required under this sub-article to Owner prior to bringing any Hazardous Materials to the Site.  Contractor shall exclude the use of lead paint and material containing asbestos and Contractor shall minimize the use of acetone and chlorinated solvents and similar substances at the Site, and shall require all Subcontractors and suppliers to adhere to the same restrictions.

14.4.2           Indemnification.  Contractor hereby indemnifies and agrees to defend and hold Owner harmless from any and all loss, liability, claim, cause of action, suit, damage, cost, attorney fee, or expense arising out of the existence, handling, treatment, storage, removal, remediation, avoidance, or other appropriate action (if any), with respect to any Hazardous Materials that (a) were brought or caused to be brought on the Site by Contractor and released to the environment by any act or omission of Contractor or any Subcontractor in the course of performance of the Work or (b) were the result of any willful or unlawful act or omission of Contractor or any Subcontractor.

14.4.3           Discovery of Hazardous Materials at Site..   If, during the course of the performance of the Work, Contractor or any Subcontractor discovers, or reasonably believes it has discovered in, on or under any part of the Site, any Hazardous Materials (other than Hazardous Materials that Contractor or a Subcontractor has brought onto the Site, generated or produced by Contractor (or its Subcontractors) from materials brought to the Site by Contractor (or its Subcontractors), Contractor shall promptly advise Owner and shall follow Owner's direction with respect to such Hazardous Materials.  Owner shall undertake the abatement and disposal of any Hazardous Materials existing at the Site which are encountered by Contractor in the performance of the Work, and dispose of waste generated by the Facility during start-up, testing and operation of the Facility.

14.4.3.1        Contractor's costs resulting from its compliance with Owner's direction pursuant to this Article 14.4.3 shall be Reimbursable Costs and, subject to inclusion in a Change Order that adjusts the Target Price, included in the Contract Sum.  In general, Owner is responsible for the cost and actions necessary for removing Hazardous Materials not brought onto the Site by Contractor (or its Subcontractors) or not generated or produced by Contractor (or its Subcontractors) from materials brought to the Site by Contractor (or its Subcontractors).

14.4.3.2        To the extent Contractor encounters Hazardous Materials not introduced by Contractor, Contractor shall use reasonable efforts to minimize the consequences to the Work Progress Schedule of dealing with such Hazardous Materials.

14.4.3.3        Owner has disclosed or shall promptly disclose to Contractor as information becomes available (i) any reports, test results, public records and other sources of information known to Owner which show areas of Contamination at the Site and (ii) any other information related to the condition of the Site.  Anything herein to the contrary notwithstanding, title to, ownership of, and legal responsibility and liability for any Contamination shall remain with Owner.  Owner shall, at Owner's sole expense and risk, arrange for handling, storage, transportation, treatment and delivery for disposal of Contamination.  Owner shall be solely responsible for obtaining a disposal site for such material.  Contractor shall not have or exert any control over Owner in Owner's obligations or responsibilities as a generator in the storage, transportation, treatment or disposal of any Contamination.  Owner shall complete and execute, in accordance with Applicable Law, any required governmental forms relating to regulated activities, including, but not limited to, generation, storage, handling, treatment, transportation, or disposal of Contamination.  In the event that Contractor executes or completes any required governmental forms relating to regulated activities, including, but not limited to, storage, generation, treatment, transportation, handling or disposal of Hazardous Materials (other than in connection with Contractor's responsibilities under Article 14.4.1), Contractor shall be and be deemed to have acted as Owner's agent.  Owner shall indemnify, release and hold Contractor, its Affiliates, and their respective officers, directors, agents and employees harmless from all costs, liability, damages and penalties assessed against or paid by Owner or Contractor resulting from Contamination.

14.4.4     Contractor's Responsibility..   Contractor shall be responsible for the handling, management, treatment, storage, removal, remediation, avoidance, or other appropriate action (if any), with respect to any Hazardous Materials present at, on, in or under, or migrating and/or emanating to or from the Site, that:  (a) were brought or caused to be brought on the Site and released to the environment by any act or omission of Contractor or any Subcontractor in the course of performance of the Work; (b) were brought to the Site or caused to be brought to the Site by Owner for Contractor's use in the performance of the Work and that are released to the environment by any act or omission of Contractor or any Subcontractor in the course of performance of the Work; or (c) were the result of any willful or intentional act of Contractor or any Subcontractor.  Notwithstanding the provisions of clause (a) of this Article 14.4.4, Contractor shall not be liable for any Hazardous Materials brought, or caused to be brought, to the Site by Contractor that are released to the environment by the willful or intentional act or omission of Owner.

ARTICLE 15

INSURANCE

 15.1          Contractor's Insurance..   Prior to commencement of the Work, Contractor shall obtain the insurance set forth below and all insurance that may be required under the applicable laws, ordinances and regulations of any governmental authority.  Contractor shall furnish to Owner a completed certificate of insurance coverage and which specifically requires thirty (30) calendar days prior notice to Owner of cancellation, termination or any material change of any such insurance policy.  Review of the Contractor's insurance by Owner shall not relieve or increase the liability of Contractor.

15.2          Coverage..   Without limiting any of the liabilities or other obligations of Contractor under this Agreement, including but not limited to Article 13 "Liability", Contractor shall obtain and maintain in effect, with forms and insurers acceptable to Owner, until all the obligations under this Agreement are satisfied, the following insurance policies providing coverage protecting against claims for personal and bodily injury or death, as well as claims for third party property damage which may arise from operations in connection with the Work whether such operations are by Contractor or any Subcontractor:

(a)                Worker's Compensation Insurance. To cover obligations imposed by federal and state statutes pertaining to Contractor's employees engaged in the performance of any Work, and Employer's Liability Insurance with a limit of Two Million Dollars ($2,000,000).

(b)               Commercial General Liability Insurance, or the equivalent, with a limit of Two Million Dollars ($2,000,000) per occurrence.  This project specific policy shall include coverage for bodily injury liability, broad form property damage liability, blanket contractual, Contractor's protective, products liability and completed operations.  The Owner Parties are to be added as additional insureds with respect to this project specific policy.

(c)                Business Automobile Liability Insurance, or the equivalent, with limit of Two Million Dollars ($2,000,000) per accident with respect to Contractor's vehicles whether owned, hired, or non-owned, assigned to or used in the performance of any Work required to be performed by Contractor pursuant to the Contract Documents.

(d)               Excess Liability.  Excess Liability Insurance covering claims in excess of the underlying insurance described in paragraphs (a) (with respect to only Employers Liability Insurance) and (c) (with respect to Business Automobile Liability Insurance) with a limit per occurrence of $13,000,000.  The amounts of insurance required in the foregoing paragraphs (a) and (c) and this excess insurance section (d) may be satisfied by purchasing coverage in the amounts specified or by any combination of primary and excess insurance, so long as the total amount of insurance meets the requirements specified above.

(e)                Endorsements and Other Requirements.

                      (1)            Waiver of Subrogation. Insurers shall waive all rights of subrogation against Owner, Owner's officers, directors, agents and employees, as well as Owner's parents and affiliated or associated companies and each of their respective officers, directors, agents and employees, the Contractor and, where required by contract, any other party as requested by Owner or Contractor.

                     (2)            Severability of Interest.  The liability insurance specified in paragraph (b) of this Article 15.2 shall state that, with respect to coverage of more than one insured, all terms conditions, insuring, agreements and endorsements, with the exception of limits of liability, shall operate in the same manner as if there were a separate policy covering each insured.

                     (3)            Primary and Non-Contributory. The liability insurance specified in paragraph (b) of this Article 15.2 by the Contractor shall be primary insurance.  Any other insurance carried by the Owner shall be excess and not contributory with respect to the insurance required hereunder.

15.3          Subcontractors..   Contractor shall require that each Subcontractor maintain normal and customary insurance typically obtained from such Subcontractors by Contractor, and such additional insurance as agreed to by Contractor and Owner.

15.4          Owner's Insurance..

(a)                Builder's Risk.  Owner shall provide standard form "All Risk" Builder's Risk or Installation Insurance covering 100% of the replacement value of existing property (or to such other amount to the extent commercially available) and all property built or installed along with any and all materials, equipment and machinery intended for the Site during off-site storage and inland transit.  Coverage shall contain an agreed amount endorsement waiving any coinsurance penalty.  Such insurance shall be for the benefit of Owner, Contractor, Owner's other contractors and Contractor's Subcontractors, covering physical loss or damage to the Facility and the Work.  Coverage shall include fire, explosion, extended coverage, expediting expense, collapse, earthquake, flood, and boiler and machinery (including electrical injury and mechanical breakdown).  There shall be no exclusion for resultant damage caused by faulty workmanship, design or materials.  Coverage shall contain no exclusions for testing.  The coverage shall provide for deductibles that are no greater than $100,000 for general losses, $250,000 for losses resulting from testing; $500,000 for losses resulting from the testing of the steam turbine generator and $1,000,000 for losses resulting from the testing of the combustion turbine generator.

(b)               Property Insurance. From and after the date of Substantial Completion, Owner shall maintain appropriate property insurance for the Facility and Owners property at the Site, which shall name Contractor as an additional insured for the period ending twelve (12) months after Substantial Completion and which shall include a waiver of rights of subrogation against Contractor, its Affiliates, and their vendors and Subcontractors.  Nothing in this Article 15.4(b), however, shall require Owner to provide insurance covering Contractor's warranty obligations hereunder.

ARTICLE 16

OWNERSHIP OF PLANS AND CONFIDENTIALITY

16.1          Title to plans and specifications..   All models, drawings, specifications, technical data, and other documents and information furnished to Contractor by Owner or prepared by Contractor as a deliverable to Owner (as described in Exhibit A) are confidential and proprietary to Owner, are and shall remain the property of Owner, cannot be copied or otherwise reproduced or used in any way, except in connection with the Work, and cannot be disclosed by Contractor to any third party (other than Subcontractors for purposes of performing the Work) or used in any manner detrimental to the interests of Owner.  The Parties agree that they will use the above described documents and information solely for the purposes of this Facility, including its design, construction, procurement, maintenance, operation, modification and repair.  The Parties agree not to use the above referenced documents and information for other projects or for purposes unrelated to the Facility.  If either Party misuses the documents and information in breach of this Article 16.1, then that Party shall indemnify, defend and hold harmless the non-breaching Party from all claims asserted against the non-breaching Party arising out of such misuse. Nothing in the Article shall be construed as limiting Contractor's ownership of all rights to use its basic know-how, experience and skills, whether or not acquired during performance of the Work or to perform any engineering design or Work for any other party. Also, nothing in this Article shall prohibit Owner from using Owner furnished information on other projects or for other uses.

16.2          Confidentiality..   A Party (the "Disclosing Party") may furnish to the other Party (the "Receiving Party") information marked "Confidential" including but not limited to plans, drawings, specifications and procedures for use as required in the performance of the Work.  The Receiving Party agrees to keep confidential and not to disclose to third parties (other than its Subcontractors, employees, agents and consultants who are associated with the Facility) the information so disclosed by the Disclosing Party (as well as all information disclosed by Contractor in connection with its proposal to Owner for the Work) without the prior written consent of the Disclosing Party, provided, such restrictions shall not apply to (1) information in the Receiving Party's possession or known to it prior to its receipt from the Disclosing Party, (2) information that is independently developed by the Receiving Party without the utilization of such confidential information of the Disclosing Party, (3) information that is or becomes public knowledge without the fault of the Receiving Party, (4) information that is or becomes available to the Receiving Party from a source other than the Disclosing Party, so long as the Receiving Party reasonably believes such source is lawfully entitled to disclose such information, and (5) information that is or becomes available on an unrestricted basis to a third party from the Disclosing Party or from someone acting under its control.  Such restrictions on use and disclosure shall expire on the fifth year anniversary following the date received by the Receiving Party. Further, such restrictions shall not apply to any information that must be disclosed by the Receiving Party as required by law.

ARTICLE 17

UNCONTROLLABLE FORCES

17.1          Uncontrollable Forces..   Neither Party shall be considered to be in default in respect to any obligation hereunder, if delays in or failure of performance shall be due to Uncontrollable Forces.  "Uncontrollable Forces" shall mean any event that adversely affects or prevents any Party (including such Party's subcontractors) from performing any of its obligations in accordance with the terms of this Agreement, other than payment of money, but only if and to the extent that such events and circumstances are not within the affected Party's reasonable control and are not due to its fault or negligence.  So long as the foregoing conditions are met, an Uncontrollable Force shall, include, but is not limited to, acts of God, earthquake, storm, fire, flood, explosions, accidents, lightning, epidemic, war, riot, acts of the public enemy; act of war (declared or undeclared), hostilities, acts of terrorism or threats of terrorism; rebellion or sabotage or damage resulting therefrom; expropriation or confiscation of facilities; civil disturbance, sabotage; changes in law; compliance with any order or request of any governmental authority, inability to obtain permits, licenses, and authorizations from any local, state, or federal agency or person for any of the materials, supplies, equipment, or Work required to be provided hereunder, fuel shortages; breakdown or damage to generation and transmission facilities belonging to Owner; failure of facilities; strikes or other labor disturbances (excluding however, strikes or labor actions of Contractor's employees taking place at the Site unless (i) the event at the Site is itself part of a regional or national action that is not directed specifically and solely at Contractor, (ii) the event is of a political nature or (iii) the strike is in breach or violation of any applicable national, federal, industry or national supplementary labor or union agreement applicable in the construction industry); and restraint by court or public authority.  Nothing contained herein, however, shall be construed to require either Party to prevent or settle a strike or other labor dispute against its will.  The Party whose performance hereunder is so affected shall immediately notify the other Party of all pertinent facts and take all reasonable steps to promptly and diligently prevent such causes if feasible to do so, or to minimize or eliminate the effect thereof without delay.  Contractor's Target Price, Contract Completion Date and other affected obligations shall be adjusted to account for any Uncontrollable Forces and Contractor shall be reimbursed by Owner under Article 4 for all costs incurred in connection with or arising from Uncontrollable Forces, including, but not limited to, those costs incurred in the exercise of reasonable diligence to avoid or mitigate Uncontrollable Forces.  To the extent practicable under the circumstances, Contractor and Owner shall confer on any alternative mitigation plans, including the relative costs and benefits of those plans, and Contractor shall implement the mitigation plan authorized by Owner.

ARTICLE 18

OTHER PROVISIONS

18.1          EEO Clauses and Executive Orders..   Owner is an equal opportunity employer.  Pursuant to Executive Orders 11246, 11625, 11701, and 11758, as amended or superseded, in whole or in part from time to time, and all regulations issued thereunder, it is agreed that all applicable laws, rules, and regulations are incorporated by reference in this Agreement and bind Contractor as a contractor of Owner.  Contractor further agrees to follow all federal, state, and local non-discrimination and other employment laws, regulations, rules and ordinances.

18.2          Assignment..   This Agreement and all provisions hereof shall inure to and be binding upon the respective Parties, their successors, and assigns.  Since Contractor was selected to perform the Work covered by this Agreement based on its professional qualifications, among other considerations, Contractor shall not assign this Agreement or any part hereof without the prior written consent of each of the Owner Parties.  Each Owner Party shall have the right to assign its interests in this Agreement without Contractor's consent.  Each Owner Party shall promptly notify Contractor in writing of any such assignment, unless such assignment is to an affiliate of such Owner Party because of the reorganization of the assets, business function or structure of such Owner Party.  In the event an Owner Party assigns any portion of its interests in this Agreement, the assigning Owner Party shall not be relieved of its financial responsibility related to the portion of this Agreement so assigned unless Contractor's consent is obtained, which consent shall not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, this Agreement may be assigned without consent to the successor of either Party, or to a person, firm or corporation acquiring all or substantially all of the business assets of such Party or to a wholly owned subsidiary of either Party.

18.3          Independent Contractor..   In performing the Work, Contractor is acting and shall be deemed for all purposes to be an independent contractor.  Owner and Contractor are not partners, agents or joint ventures with each other, and this Agreement is not intended to nor shall it be construed to create a partnership, joint venture, or agency relationship between Owner and

Contractor.  Contractor shall complete the Work according to Contractor's own procedures, techniques, sequences, means and methods of work, which shall be in the exclusive charge and control of Contractor, and which shall not be subject to the control and supervision of Owner, except as to the results of the Work.  Contractor shall be entirely and solely responsible for its acts and the acts of its employees and agents while engaged in the performance of the Work.  Except as allowed by this Agreement, Contractor, its employees and agents shall not hold themselves out as employees or agents of Owner.  Contractor and its employees are hereby expressly precluded from and not entitled to any employee benefits from any Owner Party. For the purpose of clarifying the ineligibility of the Contractor under Owner's employee benefits plans or programs, Contractor and its employees are hereby specifically excluded from any eligibility and/or are deemed a "temporary employee" when such term is used to define ineligibility in benefits in any Owner Party's employee benefit plan or program.

18.4          No Waiver..   No term, covenant or condition of the Contract Documents or any breach thereof shall be deemed waived, unless such waiver shall be in writing and executed by the Party claimed to have waived the same.  The waiver of any breach by a Party, whether express or implied, shall not constitute a waiver of any subsequent breach.

18.5          Gratuities..   Contractor shall not, under any circumstances, extend any gratuity or special favor to employees of Owner that might be reasonably construed as an attempt to influence the recipients in the conduct of their official duties.

18.6          Severability..   If a court or regulatory agency having jurisdiction over the Parties determines that a condition of this Agreement, or any part thereof, is void, illegal or unenforceable, said condition or part shall be deemed to have been severed from this Agreement, and the remaining conditions, or parts, shall be unaffected and shall be enforced to the fullest extent allowed by law. In the event that any portion or all of this Agreement is held to be void or unenforceable, the Parties agree to negotiate in good faith to amend the commercial and other terms of this Agreement in order to effect the intent of the parties as set forth in this Agreement.

18.7          Governing Law..   This Agreement shall be governed and interpreted in accordance with the laws of the State of New Mexico, without regard to the conflicts of law rules of that State.

18.8          Fair Labor Standards Act..   Contractor warrants that any products purchased pursuant to this Agreement have been produced, and that all Work and all wages, hours and other forms or compensation have been provided, in compliance with the requirements of the Fair Labor Standards Act of 1938, as amended and regulations and orders pursuant thereto issued by the U.S. Department of Labor.

18.9          New Mexico Preference..   Contractor shall strive to perform the Work by using a minimum of fifty percent (50%) New Mexico labor and subcontracts.    This is a goal, and not a guaranty or contractual commitment.  In its monthly reports to Owner, Contractor shall provide an update on the status of meeting this goal.

18.10      Counterparts..   This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.  Owner may retain a duplicate copy (e.g., electronic imager, photocopy, facsimile) of this Agreement, which shall be considered an equivalent to this original.

18.11      Entire Agreement..   The Contract Documents represent the entire agreement and understanding between the Owner Parties and Contractor with respect to the subject matter hereof and performance of the Work, and supercede any prior understandings, representations or agreements, whether verbal or written, prior to execution of this Agreement.  If any Work has been performed by Contractor under verbal agreement or under a limited notice to proceed prior to the execution of this Agreement, then this Agreement shall apply thereto in the same manner as if made before such Work were performed.  Headings and titles of Articles, Sections, paragraphs and other subparts of this Agreement are for convenience of reference only and shall not be considered in interpreting the text of this Agreement.  Modifications or amendments to this Agreement must be in writing and executed by a duly authorized representative of each Party. Contractor makes no representations, covenants, warranties, or guarantees, express or implied, other than those expressly set forth herein.  The Parties' rights, liabilities, responsibilities and remedies with respect to the Work, the Work and this Agreement shall be exclusively those expressly set forth in this Agreement.  The Contract Documents set forth the full and complete understanding of the Parties as of the date first above stated, and it supersedes any and all agreements and representations made or dated prior thereto, including the Preliminary Services Agreement, entered into by the Parties on December 3, 2004, as amended.  The Parties agree, however, that the amounts paid by Owner pursuant to such Preliminary Services Agreement, as amended, shall be included in the Contract Sum and chargeable against the Target Price under the Agreement.  In the event of conflict between the Contract Documents and any of the Exhibits hereto, the terms and provisions of the Contract Documents shall control.  In the event of any conflict among the Exhibits, the Exhibit of the latest date shall control.

18.12      Agreement Authors..   This Agreement has been agreed to by the Parties and no ambiguity shall be construed against any Party based on the identity of the author or authors of this Agreement. THE PARTIES ACKNOWLEDGE AND AGREE THE TERMS AND CONDITIONS OF THIS AGREEMENT HAVE BEEN FREELY, FAIRLY AND THOROUGHLY NEGOTIATED.  FURTHER, THE PARTIES ACKNOWLEDGE AND AGREE SUCH TERMS AND CONDITIONS, INCLUDING BUT NOT LIMITED TO THOSE RELATING TO WAIVERS, ALLOCATIONS OF, RELEASES FROM, INDEMNITIES AGAINST AND LIMITATIONS OF LIABILITY, WHICH MAY REQUIRE CONSPICUOUS IDENTIFICATION, HAVE NOT BEEN SO IDENTIFIED BY MUTUAL AGREEMENT AND THE PARTIES HAVE ACTUAL KNOWLEDGE OF THE INTENT AND EFFECT OF SUCH TERMS AND CONDITIONS.  EACH PARTY ACKNOWLEDGES THAT IN EXECUTING THIS AGREEMENT THEY RELY SOLELY ON THEIR OWN JUDGMENT, BELIEF, AND KNOWLEDGE, AND SUCH ADVICE AS THEY MAY HAVE RECEIVED FROM THEIR OWN COUNSEL, AND THEY HAVE NOT BEEN INFLUENCED BY ANY REPRESENTATION OR STATEMENTS MADE BY ANY OTHER PARTY OR ITS COUNSEL.  NO PROVISION IN THIS AGREEMENT IS TO BE INTERPRETED FOR OR AGAINST ANY PARTY BECAUSE THAT PARTY OR ITS COUNSEL DRAFTED SUCH PROVISION.

18.13      Survival of Obligations..   The provisions of this Agreement which by their nature are intended to survive the termination, cancellation, completion or expiration of the Agreement, including but not limited to any expressed limitations of or releases from liability, shall continue as valid and enforceable obligations of the parties notwithstanding any such termination, cancellation, completion or expiration. Specifically, Contractor's warranty obligations under Article 6 "Inspection & Warranty" and indemnity obligations, including those under Articles 4, 13, 14 and 17 "Compensation", "Liability", "Drug, Alcohol Safety and Hazardous Materials", and "Other Provisions", respectively, of this Agreement, and all other warranty and performance obligations, guaranties, and indemnity obligations in the Contract Documents shall survive any termination of the Agreement, and the suspension, completion and acceptance of the Work, or any part thereof, or final payment to Contractor, it being agreed that said obligations and rights are and shall be of a continuing nature.  The terms of Article 12 "Dispute Resolution" shall also survive termination, suspension and completion of this Agreement.

18.14      No Third Party Beneficiaries..   There are no third party beneficiaries to this Agreement and no third person or entity shall claim that any portion of this Agreement creates a duty running to that third person or entity. The parties agree to look solely to each other with respect to the obligations and liability arising in connection with this Agreement and the Work performed hereunder.  This Agreement and each and every provision hereof is for the exclusive benefit of Owner and Contractor and not for the benefit of any third party, except to the extent such benefits have been expressly extended pursuant to this Agreement.

18.15      Liability of Owner Parties..   The Owner Parties are Phelps Dodge Energy Services, LLC, PNMR Development and Management Corporation, and Tucson Electric Power Company ("TEP"), each of which shall be jointly and severally liable for the obligations of Owner under this Agreement.

            IN WITNESS WHEREOF, Contractor and Owner have caused this Agreement to be executed on their behalves by their duly authorized representatives as of the date first set forth above.

FLUOR ENTERPRISES, INC.	PNMR DEVELOPMENT AND MANAGEMENT CORPORATION
By: /s/ Robert Mickey	By: /s/ Hugh W. Smith
Printed name: Robert Mickey	Printed name: Hugh W. Smith
Its: Senior Vice President	Its: President

TUCSON ELECTRIC POWER COMPANY	PHELPS DODGE ENERGY SERVICES, LLC
By: /s/ Michael J. DeConcini	By: /s/ Choi Lee
Printed name: Michael J. DeConcini	Printed name: Choi Lee
Its: Senior Vice President	Its: Vice President